Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*** - Commercially Sensitive Information Redacted], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
June 20, 2024
among
CRONOS GROWING COMPANY INC.
as Borrower
and
THE LENDERS FROM TIME TO TIME PARTIES HERETO
as Lenders
and
PEACE NATURALS PROJECT INC.
as Administrative Agent

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TABLE OF CONTENTS
Page

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- ii -

Exhibits:
Exhibit A    -    Form of Borrowing Request
Exhibit B    -    Form of Assignment and Assumption Agreement
Exhibit C    -    Phase 2 Expansion Area
Schedules:
Schedule 1.1(A)    -    Initial Security Documents
Schedule 2.1    -    Lenders and Commitments
Schedule 3.1(3)    -    Governmental Approvals; No Conflicts
Schedule 3.1(5)    -    Litigation
Schedule 3.1(13)    -    Real Property
Schedule 3.1(16)    -    Casualty Events
Schedule 3.1(17)    -    Subsidiaries
Schedule 3.1(20)    -    Environmental Matters
Schedule 3.1(21)    -    Employee Matters
Schedule 3.1(23)    -    Intellectual Property Rights
Schedule 3.1(27)    -    Filing Jurisdictions
Schedule 5.1(10)    -    Post-Closing Requirements
Schedule 5.1(11)    -    Insurance Claims
Schedule 6.1(12)    -    Restrictive Agreements
Schedule 9.1    -    Lender Contact Information

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AMENDED AND RESTATED CREDIT AGREEMENT
THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of June 20, 2024 is made among CRONOS GROWING COMPANY INC., as Borrower, the Lenders from time to time parties hereto, as Lenders, and PEACE NATURALS PROJECT INC., as Administrative Agent.
RECITALS
WHEREAS the Borrower, as borrower, Cronos Group Inc., as administrative agent and the lenders from time to time parties thereto as lenders are, inter alios, parties to a credit agreement dated as of August 23, 2019, as amended by way of an amending agreement no. 1 dated as of February 4, 2021, an amending agreement no. 2 dated as of August 18, 2021 and an assignment, assumption and third amendment to credit agreement dated as of June 20, 2024 (the “Third Amendment” and collectively, the “Original Credit Agreement”), pursuant to which the Original Lenders agreed to provide certain credit facilities to the Borrower;
AND WHEREAS pursuant to a notice of resignation dated as of June 20, 2024 and the Third Amendment, Cronos Group Inc. resigned as administrative agent under the Original Credit Agreement and assigned all of its rights and obligations in its capacity as a Lender under the Original Credit Agreement and any other documents or instruments delivered pursuant thereto to Peace Naturals Project Inc. and Peace Naturals Project Inc. was subsequently appointed as replacement Administrative Agent under the Original Credit Agreement.
AND WHEREAS Peace Naturals Project Inc., as lender and as the Administrative Agent and the Borrower wish to make certain amendments to the Original Credit Agreement, and have agreed to do so by way of an amendment and restatement of the Original Credit Agreement reflecting such amendments;
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:
Article 1
DEFINITIONS
1.1Definitions.
In this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated after the Original Closing Date, by which any Credit Party directly or indirectly, by means of a takeover bid, tender offer, amalgamation, merger or other business combination, plan of arrangement, purchase of assets, joint venture or otherwise:
(a)acquires any business (including any division of a business) or all or substantially all of the assets of any Person engaged in any business;
(b)acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body;

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(c)acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body; or
(d)otherwise acquires Control of a Person engaged in a business.
“Administrative Agent” means Peace Naturals Project Inc., in its capacity as administrative agent for the Lenders hereunder, or any successor Administrative Agent appointed pursuant to Section 8.10.
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with, such Person.
“Agreement” means this credit agreement and all the Exhibits and the Schedules attached hereto.
“AML Legislation” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” applicable Laws, whether within Canada or elsewhere, including any regulations, guidelines or orders thereunder.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Credit Parties and their Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the Corruption of Foreign Public Officials Acts (Canada).
“Applicable Cannabis Laws” means applicable Laws with respect to Cannabis Activities (other than applicable Laws of general application), including without limitation the Cannabis Act, the Cannabis Regulations and the Controlled Drugs and Substances Act (Canada).
“Applicable Percentage” means, in respect of any Lender at any time, with respect to any Loan, the percentage of the applicable Term Credit, which such Lender has agreed to make available to the Borrower at such time, determined by dividing such Lender’s Commitment in respect of such Term Credit or of all Term Credits, as the case may be, by the aggregate of all of the Lenders’ Commitments with respect to such Term Credit or all Term Credits, as the case may be; provided that, in the case of Section 2.17 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If any Commitments have terminated or expired, the Applicable Percentages in respect of the terminated or expired Commitments shall be determined based upon the relevant Commitments most recently in effect (prior to their termination or expiry), giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Asset Disposition” means, with respect to any Person, the sale, lease, license, transfer, assignment or other disposition of, or the expropriation, condemnation, destruction or other loss of, all or any portion of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one transaction or a series of transactions, other than (a) inventory sold in the ordinary course of business upon customary credit terms, (b) sales of

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worn-out, scrap or obsolete material or equipment which are not material in the aggregate, (c) leases of real property or personal property (under which such Person is lessor) entered into in the ordinary course of business, (d) licenses granted to third parties in the ordinary course of business, and (e) transactions among Credit Parties.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit B or any other form approved by the Administrative Agent.
“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person, whether or not having the force of Law.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Borrower” means Cronos Growing Company Inc., a Canadian corporation.
“Borrowing” means any availment of any of the Term Credits, and includes any Loan, and a rollover or conversion of any outstanding Loan.
“Borrowing Request” has the meaning set out in Section 2.3(1).
“Business Day” means any day that is not (a) a Saturday, Sunday or holiday (as defined in the Interpretation Act (Canada)) in Toronto, Ontario.
“Cannabis” means:
(a)any plant or seed, whether live or dead, from any species or subspecies of genus Cannabis, including Cannabis sativa, Cannabis indica and Cannabis ruderalis, Marijuana and Industrial Hemp and any part, whether live or dead, of the plant or seed thereof, including any stalk, branch, root, leaf, flower, or trichome;
(b)any material obtained, extracted, isolated, or purified from the plant or seed or the parts contemplated by clause (a) of this definition, including any oil, cannabinoid, terpene, genetic material or any combination thereof;
(c)any organism engineered to biosynthetically produce the material contemplated by clause (b) of this definition, including any micro-organism engineered for such purpose;

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(d)any biologically or chemically synthesized version of the material contemplated by clause (b) of this definition or any analog thereof, including any product made by any organism contemplated by clause (c) of this definition; and
(e)any other meaning ascribed to the term “cannabis” under applicable Law, including the Cannabis Act, the Controlled Drugs and Substances Act (Canada) and the Controlled Substances Act (United States).
“Cannabis Act” means the Cannabis Act, SC 2018, c. 16, as amended or replaced from time to time.
“Cannabis Activities” means any activities (including advertising or promotional activities) relating to or in connection with the possession, exportation, importation, cultivation, production, processing, purchase, distribution or sale of Cannabis or Cannabis products, whether such activities are for medical, scientific, recreational or any other purpose. Notwithstanding the foregoing, the acquisition of services, assets, undertaking or property to facilitate such activities which are acquired or used in accordance with applicable Laws shall not constitute “Cannabis Activities”.
“Cannabis Authorizations” means, at any time, all Authorizations necessary or advisable for the conduct of Cannabis Activities by any Credit Party.
“Cannabis Laws” means Laws with respect to Cannabis Activities (other than Laws of general application), including without limitation the Cannabis Act, the Cannabis Regulations and the Controlled Drugs and Substances Act (Canada).
“Cannabis Regulations” means the regulations made from time to time under the Cannabis Act, the Controlled Drugs and Substances Act (Canada) and any other statute with respect to Cannabis Activities.
“Canadian Dollars” and “Cdn.$” refer to lawful money of Canada.
“Canadian Prime Rate” means, on any day, the annual rate of interest equal to the annual rate of interest announced by Bank of Montreal and in effect as its prime rate at its principal office in Toronto, Ontario on such day for determining interest rates on Canadian Dollar denominated commercial loans in Canada; provided that if the Canadian Prime Rate is at any time less than zero, the Canadian Prime Rate shall be deemed to be zero for the purposes of this Agreement.
“Capital Expenditures” means, with respect to any Person for any period, all expenditures (whether paid in cash or accrued as a liability, including the portion of Capital Lease Obligations originally incurred during such period that are capitalized) of such Person during such period that, in conformity with GAAP, are included in “capital expenditures”, “additions to property, plant or equipment” or comparable items.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under

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GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Income Tax Expense” means, with respect to any period, the amount paid in cash during such period on account of Income Tax Expense.
“Cash Interest Expense” means, with respect to any period, the amount paid in cash during such period on account of Interest Expense.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada).
“Change of Control” means:
(a)the Mucci Group ceasing to collectively own, directly or indirectly, legally and beneficially and free and clear of all Liens, Equity Securities representing at least 50% on a fully-diluted basis of the aggregate ordinary voting power represented by the issued and outstanding Equity Securities of the Borrower; or
(e)the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated.
“Change in Law” means (i) the adoption or taking effect of any new Law after the date of this Agreement, (ii) any change in any existing Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement.
“Closing Date” means June 20, 2024, being the date on which this Agreement is executed and delivered by the parties hereto.
“Collateral” means the property described in and subject to the Liens, privileges, priorities and security interests purported to be created by any Security Document.
“Commitment” means, with respect to each Lender, the commitment(s) of such Lender to make Term Credit A Loans and Term Credit B Loans hereunder. The initial amount(s) of each Lender’s Commitment(s) are set out in Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment(s), as applicable. The initial aggregate amount of the Term A Commitments is Cdn.$105,000,000 and Term B Commitments is Cdn$70,000,000.
“Consolidated” means, when used with respect to any financial term, financial covenant, financial ratio or financial statement, such financial term, financial covenant, financial ratio or financial statement calculated, prepared or determined, as applicable, for the Borrower on a consolidated basis in accordance with GAAP consistently applied.
“Consultant” means 1382296 Ontario Limited, an Ontario corporation.

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“Control” means, in respect of a particular Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Consulting Services Agreement” means the consulting services agreement dated as of June 20, 2024 between the Borrower and Consultant, as amended, supplemented, restated or replaced from time to time.
“Credit Parties” means, collectively, the Borrower and the Guarantor, and “Credit Party” means any one of them. For the avoidance of doubt, the Limited Recourse Guarantor is not a Credit Party.
“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both, would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or perform its obligations under Section 2.1 within three Business Days of the date it is required to do so, unless the failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it under this Agreement within three Business Days of when due, unless the payment is the subject of a good faith dispute or unless the failure has been cured, (c) is insolvent, or (d) becomes the subject of a Bail-In Action.
“Depreciation Expense” means, with respect to any period, the collective depreciation, depletion impairment and amortization expense of the Borrower for such period, determined on a Consolidated basis.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EBITDA” means, for any period, an amount equal to Net Income for such period minus, to the extent included in such Net Income (but without duplication):
(a)any non-cash income and gains (including without limitation unrealized change in fair value of biological assets and realized fair value adjustments on inventory sold in the period); and
(f)any extraordinary or non-recurring income and gains;

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plus, to the extent deducted from such Net Income (but without duplication):
(g)Interest Expense;
(h)Income Tax Expense;
(i)Depreciation Expense;
(j)any non-cash expenses and losses (including without limitation unrealized change in fair value of biological assets and realized fair value adjustments on inventory sold in the period); and
(k)any extraordinary or non-recurring charges, expenses or losses;
all determined on a Consolidated basis.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, release, threatened release or disposal of any Hazardous Material, or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Credit Party directly or indirectly resulting from or based upon (a) the violation of any Environmental Laws, (b) the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting and non-voting) of, such Person’s capital, whether outstanding on the date hereof or issued after the date hereof, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust but excluding any debt securities convertible into any of the foregoing.
“Equivalent Amount” means, in relation to the conversion of one currency into another currency, the spot rate of exchange for such conversion as quoted by the Bank of Canada at the close of business on the immediately preceding Business Day, and, in either case, if no such rate is quoted, the spot rate of exchange quoted for wholesale transactions by the Administrative Agent in Toronto, Ontario in accordance with its normal practice.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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“Events of Default” has the meaning set out in Section 7.1.
“Excess Cash Flow” means, with respect to any period, an amount equal to EBITDA minus (but without duplication):
(a)scheduled and optional principal payments made on the Loans, determined on a Consolidated basis;
(l)Cash Interest Expense, only to the extent such payments are permitted by this Agreement;
(m)Cash Income Tax Expense; and
(n)Unfunded Capital Expenditures made by the Borrower, determined on a Consolidated basis and only to the extent such expenditures are permitted by this Agreement;
in each case for such period.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) income or franchise Taxes imposed by a jurisdiction on (or measured by) such recipient’s net income, or (ii) capital Taxes imposed by a jurisdiction on (or measured by) such recipient’s taxable capital, in each case by reason of the recipient being organized under the Laws of, or having its principal office located in, such jurisdiction.
“Fair Market Value” means (a) with respect to any asset or group of assets (other than a marketable security) at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined by the board of directors of the Borrower, acting reasonably, or, if such asset shall have been the subject of a relatively contemporaneous appraisal by an independent third party appraiser, the basic assumptions underlying which have not materially changed since its date, the value set out in such appraisal, and (b) with respect to any marketable security at any date, the closing sale price of such marketable security on the Business Day next preceding such date, as quoted on any recognized securities exchange or, if there is no such closing sale price of such marketable security, the final price for the purchase of such marketable security at face value quoted on such Business Day by a financial institution of recognized standing selected by the Administrative Agent which regularly deals in securities of such type.
“Fiscal Quarter” means any fiscal quarter of the Borrower.
“Fiscal Year” means any fiscal year of the Borrower.
“GAAP” means, with respect to any Person, generally accepted accounting principles in Canada as in effect from time to time with respect to such Person, including International Financial Reporting Standards.
“Governmental Authority” means the Government of Canada, any other nation or any political subdivision thereof, whether provincial, state, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank, fiscal or monetary authority or other

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authority regulating financial institutions, and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including the Bank Committee on Banking Regulation and Supervisory Practices of the Bank of International Settlements.
“Guarantee” of or by any Person (in this definition, the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (in this definition, the “primary credit party”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:
(a)to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise);
(o)to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;
(p)to maintain working capital, equity capital solvency, or any other balance sheet, income statement or other financial statement condition or liquidity of the primary credit party so as to enable the primary credit party to pay such Indebtedness or other obligation; or
(q)as an account party in respect of any letter of credit or letter of guarantee issued to support such Indebtedness or other obligation.
The term Guarantee shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guarantee is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.
“Guarantor” means 2659831 Ontario Inc., an Ontario corporation.
“Hazardous Materials” means any substance, product, liquid, waste, pollutant, chemical, contaminant, insecticide, pesticide, gaseous or solid matter, organic or inorganic matter, fuel, micro-organism, ray, odour, radiation, energy, vector, plasma, constituent or other material which (a) is or becomes listed, regulated or addressed under any Environmental Laws, or (b) is, or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Laws, including asbestos, cyanide, petroleum and polychlorinated biphenyls, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Laws.
“Hedge Arrangement” means any derivative transaction entered into in connection with protection against, or benefit from, fluctuation in any rate or price. For the avoidance of doubt, the entry into a Master ISDA Agreement and the schedules thereto shall not in and of themselves

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constitute a Hedge Arrangement, but each trade documented pursuant to a confirmation entered into thereunder shall.
“Hedge Exposure” of a Person means all obligations of such Person arising under or in connection with Hedge Arrangements; provided that:
(a)when calculating the value of a Hedge Arrangement only the mark-to-market value (or, if any actual amount is due as a result of the termination or close-out of such Hedge Arrangement, that amount) shall be taken into account; and
(r)the Hedge Exposure with respect to any counterparty shall be calculated on an aggregate net basis after taking into account all amounts owing by such counterparty to such Person under Hedge Arrangements.
“Hortican” means, Hortican Inc., a Canadian corporation and successor to Cronos Canada Holdings Inc.
“Income Tax Act” means the Income Tax Act (Canada), as amended from time to time.
“Income Tax Expense” means, with respect to any period, the aggregate of all taxes on income of the Borrower for such period, whether current or deferred and net of any incentive or similar tax credits, determined on a Consolidated basis.
“Indebtedness” of any Person means, without duplication:
(a)all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;
(s)all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;
(t)all obligations of such Person upon which interest charges are customarily paid;
(u)all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;
(v)all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);
(w)all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;
(x)all Guarantees by such Person of Indebtedness of others;
(y)all Capital Lease Obligations of such Person;
(z)all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guarantee;

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(aa)all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;
(ab)all Hedge Exposure; and
(ac)all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other Equity Securities) any Equity Securities of such Person, valued, in the case of redeemable Equity Securities, at the greater of voluntary or involuntary redemption price, plus accrued and unpaid dividends.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a partner, general partner or limited partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity.
“Indemnified Taxes” means all Taxes other than Excluded Taxes.
“Indemnitee” has the meaning specified in Section 9.3(2).
“Industrial Hemp” has the meaning ascribed to such term and the term “hemp” under applicable Law, including the Industrial Hemp Regulations (Canada) issued under the Cannabis Act and under the Agricultural Marketing Act of 1946 (United States).
“Initial Security Documents” means the materials described in Schedule 1.1(A).
“Insolvent Defaulting Lender” means any Defaulting Lender that (a) has been adjudicated as, or determined by an Governmental Authority having regulatory authority over such Person or its assets to be, insolvent, (b) becomes the subject of an insolvency, bankruptcy, dissolution, liquidation or reorganization proceeding, or (c) becomes the subject of an appointment of a receiver, receiver and manager, monitor, trustee or liquidator under the Bank Act (Canada) or any applicable bankruptcy, insolvency or similar law now existing or hereafter enacted; provided that a Lender shall not be an Insolvent Defaulting Lender solely by virtue of the ownership or acquisition by a Governmental Authority or instrumentality thereof of any Equity Securities in such Lender or a parent company thereof.
“Interest Expense” means, with respect to any period, the interest expense of the Borrower for such period, determined on a Consolidated basis.
“Investment” means, as applied to any Person (the “investor”), any direct or indirect:
(a)purchase or other acquisition by the investor of Equity Securities of any other Person or any beneficial interest therein;
(ad)purchase or other acquisition by the investor of bonds, notes, debentures or other debt securities of any other Person or any beneficial interest therein;
(ae)loan or advance to any other Person, other than (i) advances to employees for expenses incurred in the ordinary course of business, and (ii) accounts receivable arising from sales or services rendered to such other Person in the ordinary course of the investor’s business; and

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(af)capital contribution by the investor to any other Person, provided that an Acquisition shall not constitute an Investment.
“Laws” means all federal, provincial, municipal, foreign and international statutes, acts, codes, ordinances, decrees, treaties, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards or any provisions of the foregoing, including general principles of common and civil law and equity, and all policies, practices and guidelines of any Governmental Authority binding on or affecting the Person referred to in the context in which such word is used (including, in the case of tax matters, any accepted practice or application or official interpretation of any relevant taxation authority); and “Law” means any one or more of the foregoing.
“Lender Affiliate” means, (a) with respect to any Lender, (i) an Affiliate of such Lender, or (ii) any Person that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender, and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Lenders” means the Persons listed as lenders on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Lender Termination Date” means the first date on which:
(a)all Commitments have expired or been terminated; and
(ag)the principal of and interest on each Loan and all fees, indemnities and other amounts payable hereunder shall have been paid in full.
“Lien” means, (a) with respect to any asset, any mortgage, deed of trust, lien (statutory or otherwise), deemed trust, pledge, hypothec, hypothecation, encumbrance, charge, security interest, royalty interest, adverse claim, defect of title or right of set off in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease, title retention agreement or consignment agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to any asset, (c) any purchase option, call or similar right of a third party with respect to such assets, (d) any netting arrangement, defeasance arrangement or reciprocal fee arrangement, and (e) any other arrangement having the effect of providing security.
“Limited Recourse Guarantor” means 2645485 Ontario Inc., an Ontario corporation.
“Limited Recourse Guarantee” is defined in Schedule 1.1(A).
“Loan” means any Term Credit A Loan or Term Credit B Loan.
“Loan Documents” means this Agreement, the Security Documents and the Borrowing Requests, together with any other document, instrument or agreement (other than participation,

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agency or similar agreements among the Lenders or between any Lender and any other bank or creditor with respect to any indebtedness or obligations of any Credit Party (as applicable) hereunder or thereunder) now or hereafter entered into in connection with this Agreement, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
“Marijuana” has the meaning ascribed to such term under applicable Law, including the Controlled Substances Act (United States).
“Material Adverse Change” means any event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of the Credit Parties taken as a whole, or (b) the validity or enforceability of any of the Loan Documents, the priority of the Liens created thereby or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” means (A) any Indebtedness (other than the Loans) of any one or more Credit Parties in an aggregate principal amount exceeding Cdn.$1,000,000, and (B) the Mucci Shareholder Loan.
“Mortgage” is defined in Schedule 1.1(A).
“Mucci Group” means any one or more of (i) Umberto (‘Bert’) Mucci, (ii) Joesph Spano, (iii) Gianni Mucci, (iv) Danny Mucci or (v) Charles Mathew Walsh (collectively the “Mucci Founding Shareholders”), (vi) spouses of any Mucci Founding Shareholders; (vii) any lineal descendant of a Mucci Founding Shareholder (including any legally adopted descendant); (viii) the estate of any Mucci Founding Shareholder or any Person listed in clauses (vi) to (vii); (ix) any trust settled primarily for one or more of the lineal descendants of a Mucci Founding Shareholder, spouses of such lineal descendants, a Mucci Founding Shareholder himself or any spouse of a Mucci Founding Shareholder, provided that the majority of the trustees of such trust are comprised of one or more of the Persons are either Mucci Founding Shareholders or the Persons listed in clauses (vi) to (vii); and (x) any corporation Controlled, directly or indirectly, by one or more of the Mucci Founding Shareholders or one or more of the Persons listed in clauses (vi) through (vii).
“Mucci Shareholder Loan” means the amended and restated secured grid promissory note dated as of June 20, 2024 between 2645485 Ontario Inc., as borrower and Hortican (as successor to Cronos Canada Holdings Inc.), as lender, as amended, restated, supplemented or otherwise modified from time to time.
“Net Income” means, with respect to any period, the net income of the Borrower for such period, determined on a Consolidated basis.
“Net Proceeds” means, with respect to any Asset Disposition, the gross amount received by any Credit Party from such Asset Disposition, including proceeds of any insurance policies received by any Credit Party in connection with such Asset Disposition and amounts received by any Credit Party pursuant to any expropriation proceeding or condemnation proceeding in connection with such Asset Disposition, minus the sum of the amount, if any, of all Taxes paid or payable by any Credit Party directly resulting from such Asset Disposition (including the amount, if any,

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estimated by the Borrower in good faith at the time of such Asset Disposition for Taxes payable by any Credit Party on or measured by net income or gain resulting from such Asset Disposition) assuming the application of any Tax losses or credits available (or to be available) to any Credit Party at the time such Taxes are payable that are not used to offset other income or gains.
“Non-Party Beneficiary” means any Indemnitee that is not a Party.
“Original Closing Date” means August 23, 2019.
“Participant” has the meaning set out in Section 9.4(5).
“Party” means a party to this Agreement, and reference to a Party includes its successors and permitted assigns and “Parties” means every Party.
“Payment Office” means the Administrative Agent’s office located at 111 Peter Street, Suite 300, Toronto, ON M5V 2H1, Attention: General Counsel (or such other office or individual as the Administrative Agent may hereafter designate in writing to the other parties hereto).
“Permitted Indebtedness” means:
(a)Indebtedness under a Loan Document;
(ah)Subordinated Indebtedness;
(ai)Capital Lease Obligations and Indebtedness secured by Purchase Money Liens, provided that the aggregate principal amount of Indebtedness permitted by this Section 1.1(c) shall not exceed $5,000,000 at any time; and
(aj)any Indebtedness in respect of performance bonds, surety bonds, appeal bonds, completion guarantees or like instruments incurred in the ordinary course of business.
“Permitted Investments” means:
(a)Investments existing as at the Original Closing Date;
(ak)Investments in cash or Cash Equivalents; and
(al)Investments in Credit Parties.
“Permitted Liens” means:
(a)Liens in favour of the Administrative Agent for the benefit of the Secured Parties for the obligations of any Credit Party under or pursuant to the Loan Documents;
(am)Liens granted by a Credit Party in favour of a Credit Party in order to secure any of the Indebtedness of such Credit Party to such Credit Party, provided that such Liens are subject to assignment and postponement arrangements satisfactory to the Administrative Agent;

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(an)Purchase Money Liens securing Indebtedness to the extent permitted by clause (b) of the definition of “Permitted Indebtedness”.
(ao)Liens imposed by any Governmental Authority for Taxes not yet due and delinquent or which are being contested in good faith and by appropriate proceedings in compliance with Section 5.1(3), and, during such period during which such Liens are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;
(ap)carrier’s, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction and other like Liens arising by operation of applicable Law, arising in the ordinary course of business and securing amounts (i) which are not overdue for a period of more than 30 days, or (ii) which are being contested in good faith and by appropriate proceedings and, during such period during which amounts are being so contested, such Liens shall not be executed on or enforced against any of the assets of any Credit Party, provided that such Credit Party shall have set aside on its books reserves deemed adequate therefor and not resulting in qualification by auditors;
(aq)undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law or which although filed or registered, relate to obligations not due or delinquent, including without limitation statutory Liens incurred, or pledges or deposits made, under worker’s compensation, employment insurance and other social security legislation;
(ar)Liens or deposits to secure the performance of bids, tenders, expropriation proceedings, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (other than for borrowed money) incurred in the ordinary course of business
(as)servitudes, easements, rights-of-way, restrictions and other similar encumbrances on real property imposed by applicable Law or incurred in the ordinary course of business and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Credit Party or zoning and building by-laws and ordinances and municipal by-laws and regulations with respect to real property so long as the same are complied with;
(at)Liens of, or resulting from, any judgment or award that does not constitute an Event of Default under Section 7.1(1)(j);
(au)the rights reserved to or vested in Governmental Authorities by statutory provisions or by the terms of leases, licenses, franchises, grants or permits, which affect any land, to terminate the leases, licenses, franchises, grants or permits or to require annual or other periodic payments as a condition of the continuance thereof;

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(av)securities to public utilities or to any municipalities or Governmental Authorities or other public authority when required by the utility, municipality or Governmental Authorities or other public authority in connection with the supply of services or utilities to the Credit Parties;
(aw)Liens or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided that such Liens or covenants do not materially and adversely affect the use of the lands by any Credit Party;
(ax)Liens consisting of royalties payable with respect to any asset or property of the Credit Parties existing as of the Original Closing Date and listed on Schedule 1.1(B);
(ay)statutory Liens incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of any Credit Party under Environmental Laws to which any assets of such Credit Party are subject;
(az)customary rights of set-off or combination of accounts in favour of a financial institution with respect to deposits maintained by it;
(ba)contractual rights of setoff granted in the ordinary course of business;
(bb)Liens granted by any Credit Party to a landlord to secure the payment of arrears of rent in respect of leased properties in the Province of Quebec leased from such landlord, provided that such Lien is limited to the assets located at or about such leased properties;
(bc)the reservations, limitations, provisos and conditions, if any, expressed in any original patents or grants of real or immoveable property;
(bd)title defects or irregularities which are of a minor nature and in the aggregate will not materially impair the use of the property for the purpose for which it is held;
(be)applicable municipal and other governmental restrictions affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with and will not materially impair the use of the property for the purpose for which it is held;
(bf)all registrations against title to the Subject Real Property as at the Original Closing Date; and
(bg)any extension, renewal or replacement of any of the foregoing;
provided, however, that the Liens permitted hereunder shall not be extended to cover any additional Indebtedness of the Credit Parties or their property (other than a substitution of like property), except Liens in respect of Capital Lease Obligations and Purchase Money Liens as permitted by clause (c) of this definition.
“Person” includes any natural person, corporation, company, limited liability company, trust, joint venture, association, incorporated organization, partnership, Governmental Authority or other entity.

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“Phase 2 Cultivation Date” means the date on which the Borrower commences sales of plants grown in the Phase 2 Expansion Area.
“Phase 2 Expansion Area” means the real property described in the property plan attached hereto as Exhibit C.
“Post-Closing Requirements” has the meaning set out in Section 5.1(10).
“Pre-Existing Borrowings” has the meaning set out in Section 1.3(3).
“Prohibited Assignee” means any Person who is or has been directly involved in the hydroponic vegetable industry; provided that no Person that holds a Cannabis Authorization shall be a Prohibited Assignee.
“Purchase Money Lien” means a Lien taken or reserved in personal property to secure payment of all or part of its purchase price (or to secure financing to fund such purchase price), provided that such Lien (a) secures an amount not exceeding the purchase price of such personal property and the Fair Market Value of such personal property at the time such Lien is taken or reserved, (b) extends only to such personal property and its proceeds, and (c) is granted prior to or within 30 days after the purchase of such personal property.
“Quarterly Date” means each of the last day of each of March, June, September, and December in each calendar year.
“Receivable” means the indebtedness and payment obligations of any Person to any Credit Party or acquired by any Credit Party (including obligations constituting an account or general intangible or evidenced by a note, instrument, contract, security agreement, chattel paper or other evidence of indebtedness or security) arising from a sale of merchandise or the provision of services by such Credit Party or the Person from which such indebtedness and payment obligation were acquired by such Credit Party, including (a) any right to payment for goods sold or for services rendered and (b) the right to payment of any interest, sales taxes, finance charges, returned check or late charges and other obligations of such Person with respect thereto.
“Register” has the meaning set out in Section 9.4(3).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Release” is to be broadly interpreted and shall include an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of Hazardous Materials which is or may be in breach of any Environmental Laws.
“Relevant Agent” means, with respect to a Credit Party, any agent of such Credit Party that will act in any capacity in connection with, or benefit from, the Term Credit.
“Required Lenders” means, subject to Section 2.17, at any time, Lenders having Term Credit Exposures and unused and uncancelled Commitments representing at least 66⅔ of the sum of the total Term Credit Exposures and unused and uncancelled Commitments at such time.

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“Responsible Officer” means, with respect to any Person, the chairman, the president, any vice president, the chief executive officer or the chief operating officer, and, in respect of financial or accounting matters, any chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Restricted Payment” means, with respect to any Person, any payment by such Person (whether in cash or in kind, and whether by way of actual payment, set-off, counterclaim or otherwise):
(a)of any dividend, distribution or return of capital with respect to its Equity Securities;
(bh)on account of the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or similar rights with respect to its Equity Securities;
(bi)of any principal of or interest or premium on any Indebtedness of such Person that:
(i)by its terms or contractual postponement, ranks in right of payment subordinate to any liability of such Person under the Loan Documents;
(ii)is owed to a holder of Equity Securities of such Person or to an Affiliate of a holder of Equity Securities of such Person; or
(iii)is not permitted hereunder;
(bj)of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to
(i)any director or officer of such Person (but excluding wages, payments made in connection with long-term incentive plans, and bonuses, in each case paid in the ordinary course of business and consistent with past practice);
(ii)any Affiliate of such Person or director or officer thereof; and
(bk)for the purpose of setting apart any property for a sinking, defeasance or other analogous fund for any of the payments referenced above.
“Sanctions” means, at any time, economic or financial sanctions or trade embargoes imposed, administered or enforced by:
(i)the Office of Foreign Assets Control of the U.S. Department of Treasury; or
(ii)any other Governmental Authority that are applicable to any Party at such time.
“Sanctioned Person” means, at any time, any Person with whom any Party is prohibited or restricted from transacting or otherwise dealing under any Sanction, whether by reason of designation under such Sanction or otherwise.
“Secured Liabilities” means all present and future indebtedness, liabilities and obligations of any and every kind, nature and description (whether direct or indirect, joint or several, absolute or

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contingent, mature or unmatured) of the Credit Parties to the Secured Parties under, in connection with or with respect to the Loan Documents, and any unpaid balance thereof.
“Secured Parties” means the Administrative Agent and the Lenders.
“Security Documents” means the agreements or instruments described or referred to in Schedule 1.1(A) or Section 5.1(13) (including, to the extent such Section describes an amendment, the agreement or instrument amended thereby) and any and all other agreements or instruments now or hereafter executed and delivered by any Credit Party as security (including by way of guarantee) for the payment or performance of all or part of the Secured Liabilities, as any of the foregoing may have been, or may hereafter be, amended, modified or supplemented.
“Subject Real Property” means the real property described in Schedule 3.1(13).
“Subordinated Indebtedness” means unsecured Indebtedness that is subject to a Subordination Agreement.
“Subordination Agreement” means a subordination agreement in favour of the Administrative Agent in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Supply Agreement” means the amended and restated supply agreement dated as of June 20, 2024, between the Borrower and Peace Naturals Project Inc., as further amended, supplemented, restated or replaced from time to time.
“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax, including Canada pension plan and provincial pension plan contributions, employment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed by any Governmental Authority (including federal, state, provincial, municipal and foreign Governmental Authorities), and whether disputed or not.
“Term Credit A” means the Cdn.$105,000,000 term credit established pursuant to the Term Credit A Commitments of the Lenders.
“Term Credit A Amortization Amount” means the lesser of:
(a)Cdn.$1,666,667; and

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(b)the aggregate outstanding principal amount of Term Credit A Loans as at any Quarterly Date.
“Term Credit A Amortization Payments” means, collectively, the mandatory repayments of the Term A Loans required to be made pursuant to Section 2.7(1).
“Term Credit A Commitment” has the meaning set out in Section 2.1(1).
“Term Credit A Loan” has the meaning set out in Section 2.1(1).
“Term Credit A Maturity Date” means March 31, 2031 (or, if such date is not a Business Day, the next Business Day thereafter).
“Term Credit B” means the Cdn.$70,000,000 term credit established pursuant to the Term Credit B Commitments of the Lenders.
“Term Credit B Amortization Amount” means the lesser of;
(a)the amount set out in an amortization schedule prepared by the Administrative Agent, in its sole discretion, acting reasonably, to be delivered to the Borrower upon the issuance of each Borrowing Request for a Borrowing under the Term B Credit, as may be updated from time to time; and
(bl)the aggregate outstanding principal amount of Term Credit B Loans as at any Quarterly Date.
“Term Credit B Amortization Payments” means, collectively, the mandatory repayments of the Term B Loans required to be made pursuant to Section 2.7(2).
“Term Credit B Commitment” has the meaning set out in Section 2.1(2).
“Term Credit B Loan” has the meaning set out in Section 2.1(2).
“Term Credit B Maturity Date” means the date that is the 10-year anniversary of the Phase 2 Cultivation Date, (or if such date is not a Business Day, the next Business Day thereafter).
“Term Credits” means, collectively, Term Credit A and Term Credit B, and “Term Credit” means either of them.
“Term Credit Exposure” means, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Loans at such time.
“Termination Date” means the first date on which:
(a)the Lender Termination Date shall have occurred;
(bm)the Administrative Agent shall have received cash collateral in order to secure any other contingent Secured Liabilities for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or a Lender at such time that are reasonably expected to result in

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any loss, cost, damage, or expense (including legal fees and expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Secured Liabilities; and
(bn)the payment or repayment in full in immediately available funds of all other outstanding Secured Liabilities other than unasserted contingent indemnification Secured Liabilities.
“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
“Unanimous Shareholders Agreement” means the unanimous shareholders agreement dated as of July 16, 2018 between Cronos Group Inc., Cronos Canada Holdings Inc., 2645485 Ontario Inc. and Cronos Growing Company Inc., as amended, restated, supplemented or otherwise modified from time to time.
“Unfunded Capital Expenditures” means Capital Expenditures paid in cash and not funded by Indebtedness permitted under Section 6.1(1).
“Wholly-Owned Subsidiary” of a Person means any subsidiary of such Person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership or membership interests are, at the time any determination is being made, owned, controlled or held by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.
“WURA” means Winding Up and Restructuring Act (Canada).
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described EU Bail-In Legislation Schedule.
1.2Terms Generally.
The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” is disjunctive; the word “and” is conjunctive. The words “to the knowledge of” means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by such Person (or, in the case or a Person other than a natural Person, known by the Responsible Officer of such Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by such Person (or, in the case of a Person other than a natural Person, would have been known by such Responsible Officer of such Person). For the purposes of determining compliance with or measuring status under any cap, threshold or basket hereunder denominated in Canadian Dollars, reference shall be had to the Equivalent Amount of any portion of the underlying component that is not denominated in Canadian Dollars. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended,

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supplemented, restated or replaced (subject to any restrictions on such modifications set out herein), (b) any reference herein to any law, rule or regulation or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such law, rule or regulation or section as amended, restated or re-enacted from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. Any reference herein to an action, document or other matter or thing being “satisfactory to the Lenders”, “to the Lenders’ satisfaction” or similar phrases, shall mean that such action, document, matter or thing must be satisfactory to Lenders constituting the Required Lenders, unless it is described in Section 9.2(2) (a-g), hereof, in which case it must be satisfactory to each Lender whose consent is required under the applicable clause.
1.3Amendment and Restatement.
(1)This Agreement is an amendment and restatement of the Original Credit Agreement and is not a novation of the Original Credit Agreement. This Agreement reflects amendments to the Original Credit Agreement that have been agreed upon by the parties thereto, and has been restated solely for the purposes of incorporating such amendments in a consolidated format.
(2)All references to the “Credit Agreement” or similar references to the Original Credit Agreement in any of the other Loan Documents shall mean and be a reference to this Agreement, as it may be amended, supplement, restated or replaced from time to time, without any requirement to amend such Loan Documents.
(3)All Secured Liabilities under the Original Credit Agreement shall be continuing with only the terms thereof being modified as provided in this Agreement, and this Agreement shall not evidence or result in a novation of such Secured Liabilities. Specifically, all “Borrowings” outstanding under the “Term Credit” under the Original Credit Agreement as at the Closing Date (“Pre-Existing Borrowings”) will be deemed to be Borrowings outstanding under Term Credit A and will be subject to the terms of this Agreement.
(4)The Borrower hereby represents, warrants and confirms to the Administrative Agent and each Lender that as of the date hereof:
(a)the guarantees and indemnities contained in the Loan Documents other than this Agreement continue in full force and effect in accordance with their terms notwithstanding this Agreement and the amendments effected hereby;
(b)that such guarantees and indemnities extend to the liabilities and obligations of the Borrower under this Agreement in accordance with their terms;
(c)the Security Documents and the Liens granted thereunder continue in full force and effect in accordance with their terms notwithstanding this Agreement and the amendments effected hereby; and

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(d)the secured liabilities described in the Security Documents include indebtedness, liabilities and obligations arising under or in relation to this Agreement, and the Liens granted thereunder extend thereto.
1.4Québec Matters.
For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” or “real estate” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (f) all references to filing, perfection, priority, remedies, registering or recording under the Uniform Commercial Code or a Personal Property Security Act shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “rank” or “prior claim”, as applicable (q) “survey” shall include “certificate of location and plan”, (r) “state” shall include “province”, (s) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (t) “accounts” shall include “claims”, (u) “legal title” shall be including “holding title on behalf of an owner as mandatory” or “prete-nom”, (v) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies”, as applicable, (w) “leasehold interest” shall include a “valid lease”, (x) “lease” shall include a “leasing contract” and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.
1.5Accounting Terms; GAAP.
Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Except as otherwise expressly provided herein, all calculations of the components of the financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the Original Closing Date and used in the preparation of the Consolidated financial statements of the Borrower referred to in Section 5.1(1). In the event of a change in GAAP, the Borrower and the Administrative Agent shall negotiate in good faith to revise (if appropriate) such ratios and

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covenants to give effect to the intention of the parties under this Agreement as at the Original Closing Date, and any new financial ratio or financial covenant shall be subject to approval by the Required Lenders. Until the successful conclusion of any such negotiation and approval by the Required Lenders, (a) all calculations made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence immediately prior to such adoption or change, and (b) financial statements delivered pursuant to Section 5.1(1) shall be accompanied by a reconciliation showing the adjustments made to calculate such financial ratios and financial covenants. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement. The Borrower shall not change the framework adopted under International Financial Reporting Standards.
1.6Time.
All time references herein shall, unless otherwise specified, be references to local time in Toronto, Ontario. Time is of the essence of this Agreement and the other Loan Documents.
1.7Third Party Beneficiaries.
(1)Except as set out in clause (2) below, this Agreement and the Security Documents are for the sole benefit of the Parties and nothing in them, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or the Security Documents.
(2)Each Non-Party Beneficiary shall be entitled to enjoy the benefit of those provisions of this Agreement and the Security Documents that, by their terms, are in favour of such Non-Party Beneficiary (including all Liens granted for its benefit as a Secured Party). For the avoidance of doubt, any reference to a Permitted Lien shall not serve to subordinate or postpone any Lien created by any Security Document to such Permitted Lien.
(3)Notwithstanding clause (2) above or any other term of this Agreement or any Security Document, the consent of any Non-Party Beneficiary or other Person who is not a Party is not required to amend, modify or supplement this Agreement or any Security Document.
Article 2
THE CREDIT
2.1Commitments.
(1)Term Credit A. Subject to the terms and conditions set forth herein, each Lender commits to make Loans (each such Loan made under this Section 2.1(1), a “Term Credit A Loan”) to the Borrower from time to time during the period commencing on the Original Closing Date and ending on the Term Credit A Maturity Date (each such commitment, a “Term Credit A Commitment”) in an aggregate principal amount up to the amount set forth beside such Lender’s name in Schedule 2.1 under the heading “Term Credit A Commitment”. For the avoidance of doubt, the Lenders collectively advanced Cdn.$104,000,000 during the period between the Original Closing Date and the Closing Date such that Cdn.$1,000,000 remains available to be advanced under Term Credit A during the period commencing on the Closing Date and ending on the Term Credit A Maturity Date.

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(2)Term Credit B. Subject to the terms and conditions set forth herein, each Lender commits to make Loans (each such Loan made under this section 2.1(2), a “Term Credit B Loan”) to the Borrower from time to time during the period commencing on the Closing Date and ending on the Term Credit B Maturity Date (each such commitment, a “Term Credit B Commitment”) in an aggregate principal amount up to the amount set forth beside such Lender’s name in Schedule 2.1 under the heading “Term Credit B Commitment”.
2.2Loans and Borrowings.
(1)Loans. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders rateably based upon their Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
2.3Requests for Borrowings.
(1)Requesting a Borrowing. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing substantially in the form of Exhibit A (each, a “Borrowing Request”) not later than 11:00 a.m. time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request be irrevocable. The Administrative Agent and each Lender are entitled to rely and act upon any Borrowing Request given or purportedly given by the Borrower, and the Borrower hereby waives the right to dispute the authenticity and validity of any such request or resulting transaction once the Administrative Agent or any Lender has advanced funds based on such Borrowing Request. Each Borrowing Request shall specify the following information:
(i)the aggregate amount of each requested Borrowing;
(ii)whether such Borrowing shall be drawn from Term Credit A or Term Credit B;
(iii)the date of such Borrowing, which shall be a Business Day; and
(iv)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply herewith.
(2)Availability. The Borrower may request a Borrowing pursuant to Section 2.3(1) no more than once per calendar month per Term Credit.
(3)Term Credit B. Notwithstanding the foregoing or any other provision in this Agreement, with respect to Borrowings under Term Credit B:
(a)prior to July 1, 2024, the Borrower may only request Borrowings under Term Credit B in an aggregate principal amount not to exceed Cdn.$12,000,000 and only on or after July 1, 2024 may the Borrower request Borrowings under Term Credit B in an aggregate principal amount in excess of Cdn.$12,000,000 and up to the Term Credit B Commitment; and
(b)the Borrower may not request any additional Borrowings, except for conversions and rollovers made in accordance with this Agreement, under Term Credit B after the Phase 2 Cultivation Date.

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2.4Funding of Borrowings.
(1)Funding. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent shall make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the account of the Borrower set out in the applicable Borrowing Request.
(2)Each Lender’s Share of Borrowing. Unless the Administrative Agent has received written notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(1) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Administrative Agent shall seek repayment of such corresponding amount, firstly, from the applicable Lender and, secondly, from the Borrower, if the applicable Lender does not immediately repay such corresponding amount. The applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the default interest rate applicable thereto. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be made without prejudice to any claim the Borrower may have against a Defaulting Lender.
2.5Interest and Acceptance Fees.
(1)Interest. The Loans comprising each Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days or 366 days, as the case may be) at a rate per annum equal to the Canadian Prime Rate plus 1.25%.
(2)Before and After Judgment Interest. Notwithstanding the foregoing, if a Default or an Event of Default shall have occurred and be continuing the Loans shall bear interest, after as well as before judgment:
(a)subject to Section 2.5(2)(b), at a rate per annum equal to 2% plus the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to 2% plus the rate otherwise applicable thereto;
(b)if (i) a Security Document creates a mortgage on real property or a hypothec on immovables, or (ii) the rate provided for in Section 2.5(2)(a) is otherwise determined to be unenforceable, then, in either case, at a rate per annum equal to the rate otherwise applicable to such Loan or, in the case of any amount not constituting principal or interest on a Loan, at a rate equal to the rate otherwise applicable thereto;
provided that, without limiting the effect of Section 2.5(2)(b)(ii), nothing in Section 2.5(2)(b)(ii) shall preclude the operation of Section 2.5(2) where:
(c)a Security Document that creates a mortgage on real property or a hypothec on immovables also creates a Lien on other property and assets; or

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(d)the principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is also secured by a Lien other than a mortgage on real property or a hypothec on immovables.
(3)Accrual. Accrued interest on each Loan shall be payable in arrears on (a) each Quarterly Date commencing on December 31, 2021 in the case of Loans made under Term Credit A, and commencing on the first Quarterly Date after the first Borrowing under Term Credit B in the case of Loans made under Term Credit B, and (b) upon termination of the Term Credit A Commitments in the case of Term Credit A, and upon the termination of the Term Credit B Commitments, in the case of Term Credit B. In addition, in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest on overdue amounts shall be payable upon demand.
(4)Days Interest Payable. All interest hereunder shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any Loan that is repaid on the same day on which it is made shall bear interest for one day. The applicable Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(5)Criminal Interest. If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by applicable Law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
(a)first, by reducing the amount or rate of interest required to be paid to the affected Lender under Section 2.5; and
(b)thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).
2.6Termination and Reduction of Commitments.
(1)Maturity Date. Unless previously terminated, the Term Credit A Commitments shall terminate on the Term Credit A Maturity Date and the Term Credit B Commitments shall terminate on the Term Credit B Maturity Date.
(2)Cancellation of Unused Credit. The Borrower may, upon five Business Days prior written notice to the Administrative Agent, permanently cancel any unused portion of a Term Credit without penalty. The Administrative Agent shall promptly notify each Lender of the receipt by the Administrative Agent of any such notice. Any such cancellation shall be applied rateably in respect of the applicable Commitments of each Lender. Each notice delivered by the Borrower pursuant to this Section 2.6(2) shall be irrevocable.

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2.7Repayment of Loans.
(1)Repayment of Term Credit A. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the Term Credit A Amortization Amount on each Quarterly Date commencing on March 31, 2022, with such payments to be applied on a pro rata basis to the Term Credit A Loans of each Lender based upon its Applicable Percentage at the time of such payment. Any outstanding Term Credit A Loans shall be due and payable on the Term Credit A Maturity Date. No repayment of a Term Credit A Loan may be reborrowed.
(2)Repayment of Term Credit B. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders the Term Credit B Amortization Amount on each Quarterly Date following the Phase 2 Cultivation Date, with such payments to be applied on a pro rata basis to the Term Credit B Loans of each Lender based upon its Applicable Percentage at the time of such payment. Any outstanding Term Credit B Loans shall be due and payable on the Term Credit B Maturity Date. No repayment of a Term Credit B Loan may be reborrowed.
2.8Evidence of Debt.
(1)Accounts of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Borrowing made by such Lender hereunder, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(2)Account Details. The Administrative Agent shall maintain accounts in which it shall record (a) the amount of each Borrowing made hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (c) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(3)Accounts Conclusive. The entries made in the accounts maintained pursuant to Sections 2.8(1) and (2) shall be conclusive evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Borrowings in accordance with the terms of this Agreement. In the event of a conflict between the records maintained by the Administrative Agent and any Lender, the records maintained by the Administrative Agent shall govern.
2.9Prepayments.
(1)Mandatory Loan Prepayments.
(a)On or before the 60th day after the last day of each Fiscal Year of the Borrower ending on or after December 31, 2019, the Borrower shall deliver to the Administrative Agent a certificate signed by a Responsible Officer of the Borrower, setting out in reasonable detail the calculation of Excess Cash Flow for the most recent completed Fiscal Year. On the third day after delivery of the notice provided above, but in no event later than the 63rd day after the last day of the Fiscal Year in question, the Borrower shall prepay (by payment to the Administrative Agent for the account of the Lenders) an aggregate principal amount of outstanding Loans equal to 30% of such Excess Cash Flow.

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(b)In the event of an Asset Disposition by any Credit Party, the Borrower shall, within five Business Days of such Asset Disposition, prepay (by payment to the Administrative Agent for the account of the Lenders) an aggregate principal amount of Loans equal to the amount of Net Proceeds; provided that this prepayment requirement shall not apply:
(i)to that portion of such Net Proceeds which, when aggregated with the Net Proceeds from any other Asset Disposition made in the same Fiscal Year in respect of which payment has not been made pursuant to Section 2.9(1), is less than $1,000,000; or
(ii)to that portion of such Net Proceeds used by a Credit Party to purchase replacement assets within 180 days of such Asset Disposition if, prior to such Asset Disposition, the Borrower has notified the Administrative Agent of its intention to apply the Net Proceeds in such manner.
(c)The Borrower shall, within five Business Days of any sale or issuance of any Equity Securities by, or the making of any capital contribution to, any Credit Party, prepay (by payment to the Administrative Agent for the account of the Lenders) an aggregate principal amount of Loans equal to 100% of the net cash proceeds of any such sale, issuance or contribution.
(d)Prepayments of the Loans pursuant to Section 2.9(1) shall be applied as follows:
(i)prior to the Phase 2 Cultivation Date, to the permanent prepayment of the Term Credit A Amortization Payments in inverse order of maturity; and
(ii)from and after the Phase 2 Cultivation Date, pro rata (calculated based upon the outstanding principal amount of the Term A Loans and Term B Loans) to the permanent prepayment of the Term Credit A Amortization Payments and Term Credit B Amortization Payments in inverse order of maturity.
(2)Voluntary Prepayments. The Borrower may, at its option, at any time and from time to time, prepay the Loans, in whole or in part, upon giving three Business Days’ prior written notice to the Administrative Agent. Such notice shall specify the date and amount of prepayment and whether such prepayment is in respect of Term Credit A or Term Credit B. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Prepayments of Loans pursuant to this Section 2.9(2) shall be applied equally to the permanent prepayment of the Amortization Payments required to be made in respect of the applicable Term Credit in inverse order of maturity.
(3)Notice by Borrower. Each notice provided by the Borrower hereunder in respect of any prepayment hereunder shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Each partial voluntary prepayment of any Borrowing under the Term Credit shall be permanent and shall be in an amount that would be permitted in the case of a Borrowing as provided in Section 2.3(2).
(4)Notice by Administrative Agent. Upon receipt of a notice of prepayment pursuant to Section 2.9, the Administrative Agent shall promptly notify each applicable Lender of the contents thereof and of such Lender’s share of such prepayment based upon its Applicable Percentage.

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(5)General. Any amount required to be prepaid on a date pursuant to Section 2.9 shall be due and payable together with any amount payable pursuant to Section 2.12 and accrued interest to such date on such amount in accordance with Section 2.5(3). No prepayment of any Loan may be reborrowed.
2.10Fees.
(1)Management Fee. The Borrower shall pay to the Administrative Agent an annual management fee in the amount of [*** - Commercially Sensitive Information Redacted], payable on the Original Closing Date and each annual anniversary thereof.
(2)Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution. Fees paid shall not be refundable except in the case of manifest error in the calculation of any fee payment.
2.11Increased Costs; Illegality.
(1)Compensation for Increased Costs. If any Change in Law shall:
(a)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or
(b)impose on any Lender any other condition affecting this Agreement (including the imposition on any Lender of, or any change to, any Tax or other charge with respect to its Loans, or its obligation to make Loans), and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(2)Compensation for Reduced Rate of Return. If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(3)Certificate. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender as specified in Sections 2.11(1) or (2), together with a brief description of the Change in Law, shall be delivered to the Borrower by such Lender, and shall be conclusive absent manifest error. In preparing any such certificate, a Lender shall be entitled to use averages and to make reasonable estimates, and shall not be required to “match contracts” or to isolate particular transactions. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

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(4)Illegality. If any Lender determines that it is unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make or maintain any Loan (or to maintain its obligation to make any Loan), or to determine or charge interest rates based upon any particular rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender with respect to the activity that is unlawful shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. For the avoidance of doubt, such suspension shall occur notwithstanding that the activity in question was unlawful on the Original Closing Date. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay (or, if conversion would avoid the activity that is unlawful, convert) any Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.
2.12Break Funding Payments.
In the event of the failure by the Borrower to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered by the Borrower pursuant hereto, then, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to the Borrower by such Lender and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
2.13Taxes.
(1)Gross-up for Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable Laws; provided that if the Borrower shall be required to deduct or withhold any Taxes from such payments, then (a) in the case of Indemnified Taxes, the sum payable shall be increased as necessary so that, after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under Section 2.13), the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made, (b) the Borrower shall make such required deduction or withholding, and (c) the Borrower shall pay to the relevant Governmental Authority the full amount deducted or withheld in accordance with, and within the time limits prescribed by, applicable Law.
(2)Stamp and Other Taxes. In addition to the payments by the Borrower required by Section 2.13(1), the Borrower shall pay any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement to the relevant Governmental Authority in accordance with applicable Law.
(3)Indemnity for Taxes. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any Loan Document (including

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Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2.13) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(4)Evidence of Tax Payments. As soon as practicable after any payment of Indemnified Taxes described in Section 2.13(1) or (2) by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(5)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (5).
(6)Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, prior to the date on which such Lender becomes a Lender under this Agreement or acquired an interest therein and at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
2.14Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(1)Payments. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, amounts payable under any indemnity contained herein, or otherwise hereunder) prior to 12:00 noon, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the

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Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except that payments pursuant to Sections 2.11, 2.12, 2.13 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
(2)Allocation of Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (a) first, towards payment of interest and fees then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (b) second, towards payment of principal then due hereunder, rateably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(3)Allocation of Funds in Event of Default. If an Event of Default shall have occurred and be continuing, and the maturity of the Loans shall have been accelerated pursuant to Section 7.1, all payments or proceeds received by the Administrative Agent hereunder or under any other Loan Document in respect of any of the Secured Liabilities, including, but not limited to all proceeds received by the Administrative Agent in respect of any sale of, any collection from, or other realization upon, all or any part of the Collateral, shall be applied as follows:
(a)first, to the payment of all reasonable and documented costs and expenses of such sale, collection or other realization, including reasonable and documented compensation to the Administrative Agent and its agents and outside counsel, and all other reasonable and documented expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith, and all amounts for which the Administrative Agent is entitled to indemnification hereunder or under any other Loan Document (in its capacity as Administrative Agent and not as a Lender), and to the payment of all reasonable and documented costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under any other Loan Document, all in accordance with the terms hereof or thereof;
(b)second, to the extent of any excess of such payments or proceeds, to the rateable payment of any accrued interest, fee or commission due but unpaid under this Agreement;
(c)third, to the extent of any excess of such payments or proceeds, to the rateable payment of the Loans;
(d)fourth, to the extent of any excess of such payments or proceeds, to the payment of any other amount due but unpaid under the Loan Documents; and
(e)fifth, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of the Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
(4)Sharing of Set-Offs. If any Secured Party shall obtain payment in respect of any of its Secured Liabilities (including by way of set-off or counterclaim) resulting in such Secured Party receiving payment of a greater proportion of the aggregate amount of its Secured Liabilities than the proportion

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received by any other Secured Party on its Secured Liabilities, then the Secured Party receiving such greater proportion shall purchase (for cash at face value) participations in the Secured Liabilities owed to other Secured Parties (as applicable) to the extent necessary so that the benefit of all such payments shall be shared by the Secured Parties rateably in accordance with the aggregate amount of their respective Secured Liabilities; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) this Section 2.14(4) shall not apply to:
(i)any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement;
(ii)any payment obtained by a Lender as consideration for the assignment of, or sale of a participation in, any of its Loans; and
(iii)netting as between bank accounts maintained by a Lender and/or its Lender Affiliates.
The Borrower hereby consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(5)Assumption of Payment; Reimbursement of Agent. Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable rate for Loans.
(6)Failure of Lender to Make Payment. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.14(5), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section 2.14(5) until all such unsatisfied obligations are fully paid.
(7)No Deemed Obligation for Source of Funds. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.15Currency Indemnity.
If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this

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purpose “rate of exchange” means the rate at which the Administrative Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day immediately preceding the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the Borrower shall, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.
2.16Mitigation Obligations; Replacement of Lenders.
(1)Mitigation. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, then upon the written request of the Borrower, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Lender Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.13, as the case may be, in the future, and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(2)Replacement of Lender. If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.13, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense (including the processing and recording fee contemplated by Section 9.4(2)) and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) if such assignee is not otherwise a Lender, the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each

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party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.
2.17Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender is a Defaulting Lender, then the following provisions shall apply to such Lender for so long as it remains a Defaulting Lender:
(a)the Commitments of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.2); provided that any waiver or amendment which affects such Defaulting Lender differently than other Lenders generally shall require the consent of such Defaulting Lender;
(b)any amount owing by a Defaulting Lender to the Administrative Agent or another Lender that is not paid when due shall bear interest at the applicable interest rate;
(c)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender other than in respect of the assignment of such Defaulting Lender’s Loans and Commitments) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (iii) third, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iv) fourth, to the payment of any other amounts owing to the Lenders hereunder, (v) fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans, such payment shall be applied solely to prepay the Loans of all Lenders other than Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender;
(d)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.1 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.11 shall be applied at such time or times

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as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Financing Document; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Financing Document; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans in the Borrower’s obligations corresponding to such Defaulting Lender’s Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (c). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(e)if a Defaulting Lender is an Insolvent Defaulting Lender, any amount payable to such Defaulting Lender hereunder may, in lieu of being distributed pursuant to Section 2.17(c), be retained by the Administrative Agent to collateralize indemnification and reimbursement obligations of such Defaulting Lender hereunder in an amount determined by the Administrative Agent, acting reasonably;
The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies which a Borrower may have against such Defaulting Lender as a result of it becoming a Defaulting Lender and which the Administrative Agent or any other Lender may have against such Defaulting Lender with respect thereto.
Article 3
REPRESENTATIONS AND WARRANTIES
3.1Representations and Warranties of the Borrower.
In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to make any Loans hereunder, the Borrower represents and warrants to the Administrative Agent and each Lender that each statement set forth in this Article 3 is true and correct on the date hereof. For the

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avoidance of doubt, such representations are repeated as at the date of each Borrowing, subject to update as provided in Section 5.1(1)(e).
(1)Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now and formerly conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
(2)Authorization; Enforceability. The Transactions are within the Credit Parties’ corporate or partnership powers and have been duly authorized by all necessary corporate, partner and shareholder action, as applicable. This Agreement and the other Loan Documents have been duly executed and delivered by each Credit Party (as applicable) and constitute legal, valid and binding obligations of each Credit Party (as applicable), enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(3)Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except as disclosed in Schedule 3.1(3), (b) will not violate any applicable Law or the charter, by-laws or other organizational documents of any Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or their respective assets, or give rise to a right thereunder to require any payment to be made by any Credit Party, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Credit Party, except for any Lien arising in favour of the Administrative Agent, for the benefit of the Lenders, under the Loan Documents.
(4)Financial Condition; No Material Adverse Effect.
(a)The Borrower has furnished to the Lenders the consolidated balance sheets and statements of income, retained earnings and changes in financial position of the Borrower (i) as of and for the Fiscal Year ended December 31, 2018, and (ii) as of and for the Fiscal Quarter and the portion of the Fiscal Year ended March 31, 2019 and June 30, 2019. Such financial statements, and any subsequent financial statements delivered pursuant to Section 5.1(1), present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower as of the applicable dates and for the applicable periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in Section 3.1(4)(a)(ii). Other than as disclosed in the most recent audited financial statements (or Notice to Reader financial statements in the case of financial statements for the Fiscal Year ended December 31, 2018), of the Borrower delivered to the Administrative Agent, there are no off-balance sheet transactions arrangements, obligations (including contingent obligations) or other relationships of the Borrower or any other Credit Party with unconsolidated entities or other Persons that may have a material current or future effect on the financial condition, changes in financial condition, results of operations, earnings, cash flow, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses of the Borrower or any other Credit Party.

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(b)Since December 31, 2018, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(c)All information (including that disclosed in all financial statements) pertaining to the Credit Parties (other than projections) that has been or will be made available to the Lenders or the Administrative Agent by the Borrower or any representative of the Credit Parties, taken as a whole, is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections, forecasts, and budgets provided by or on behalf of the Borrower to the Administrative Agent have been prepared in good faith and are based on reasonable assumptions, and there are no statements or conclusions in such projections, forecasts, or budgets which are based upon or include information known to the Borrower to be misleading in any material respect or which fail to take into account material information known to the Borrower regarding the matters reported therein. The Borrower believes that the forecasts and budgets provided by or on behalf of the Borrower to the Administrative Agent are reasonable and attainable, it being recognized that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such forecasts and budgets may differ from the projected results included in such forecasts and budgets and such differences may be material.
(5)Litigation.
(a)Except as disclosed in Schedule 3.1(5), and except for environmental-related matters (which are dealt with in Section 3.1(21)), there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any of the Credit Parties (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than as described in Schedule 3.1(20)), or (ii) that involve this Agreement, any other Loan Document or the Transactions.
(b)Since the date of this Agreement, there has been no change in the status of the matters described in Schedule 3.1(20) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
(6)Compliance with Laws (General). Each Credit Party is in compliance with all Laws applicable to it or its property except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(7)Compliance with Cannabis Laws. Each Credit Party is in compliance with all Cannabis Laws applicable to it, its property or its business. Specifically, but without limitation, no Credit Party conducts or at any time has conducted any Cannabis Activities where such Cannabis Activities would violate or result in a breach of any applicable Cannabis Law at the time in question.

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(8)Authorizations. No Credit Party has violated or failed to obtain any Authorization necessary to the ownership of any of its property or assets or the conduct of its business, which violation or failure could reasonably be expected to have (in the event that such a violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.
(9)Cannabis Authorizations. No Credit Party has violated or failed to obtain any Cannabis Authorization necessary to (i) the ownership of any of its property or assets or the conduct of its business, or (ii) to make or hold any Investment in any Person who conducts Cannabis Activities. All Cannabis Authorizations:
(a)have been duly obtained, taken, given or made;
(b)are valid and in full force and effect, and
(c)are free from conditions or requirements that have not been met or complied with where the failure to so satisfy may allow for the material modification or revocation thereof.
Each Credit Party is in compliance in all material respects with all Cannabis Authorizations held by, or in favour of, such Credit Party. Specifically, but without limitation, no Credit Party conducts or has conducted any Cannabis Activities in a building or facility for which an applicable Cannabis Authorization was not in full force and effect at the time in question. No Credit Party has received any notice from any Governmental Authority regarding any actual or alleged violation of, or any failure on the part of the Credit Party to comply with, any term or requirement of any Cannabis Authorization that has not been remedied. No Credit Party has received any written notice from any Governmental Authority of any revocation or intention to revoke any interest of any Credit Party in any of the Cannabis Authorizations that has not been remedied. No Credit Party knows of any reason why any Cannabis Authorization should be suspended, cancelled or revoked or of any factor that would in any way prejudice the continuance or renewal of any Cannabis Authorization. All Taxes, assessments, maintenance fees and other amounts required to maintain the Cannabis Authorizations have been paid in full.
Notwithstanding the foregoing, the failure by Hortican to obtain any Cannabis Authorization as required by the Unanimous Shareholders Agreement shall not constitute a breach of the representation given in this Section 3.1(9).
(10)Compliance with Agreements. No Credit Party is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default in any respect that would have a Material Adverse Effect, under (a) any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of any Credit Party, or (b) under any other agreement or instrument to which a Credit Party is a party or by which any Credit Party is bound.
(11)No Default. No Default has occurred and is continuing.
(12)Taxes. Each Credit Party has filed or caused to be filed when due all Tax returns and reports required to have been filed and has paid or caused to be paid when due all material Taxes required to have been paid by it (including all instalments with respect to the current period) and has made adequate provision for Taxes for the current period, except Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party, as applicable, has set aside on its books adequate reserves.

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(13)Titles to Real Property. The Credit Parties have indefeasible fee simple title to their respective owned real properties, and with respect to leased real properties, indefeasible title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens. All real property in which the Credit Parties have any right, title or interest is described in Schedule 3.1(13).
(14)Titles to Personal Property. The Credit Parties have title to their respective owned personal properties, and with respect to leased personal properties, title to the leasehold estate with respect thereto, pursuant to valid and enforceable leases, free and clear of all Liens except Permitted Liens.
(15)[Intentionally Deleted].
(16)Casualties; Taking of Properties. Since December 31, 2018, neither the business nor the properties of any Credit Party have been affected in a manner that has had, or could reasonably be expected to have, a Material Adverse Effect as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labour disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy. Except as set out on Schedule 3.1(16), there is no expropriation or similar proceeding, actual or threatened, of which the any Credit Party has notice, or reason to believe such notice is pending or threatened, against any owned or leased lands of any Credit Party, or any material part thereof.
(17)Subsidiaries. As of the Closing Date, Schedule 3.1(17) correctly sets forth:
(a)the legal name of each Credit Party and its form of legal entity and jurisdiction of organization;
(b)the Equity Securities issued and outstanding by each Credit Party, and the registered and beneficial owners thereof;
(c)the Equity Securities owned by each Credit Party; and
(d)a corporate organizational chart of the Borrower and its subsidiaries.
Except as described in Schedule 3.1(17), as of the Closing Date, no Credit Party owns any Equity Securities or debt securities which are convertible into, or exchangeable for, Equity Securities of any other Person. Unless otherwise indicated in Schedule 3.1(17), as of the Closing Date, there are no outstanding options, warrants or other rights to purchase Equity Securities of any Credit Party, and all such Equity Securities so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable federal, provincial or foreign securities and other Laws, and are free and clear of all Liens, except for Permitted Liens. The Credit Parties have no interests in any partnerships, joint ventures or other entities, except as set out in Schedule 3.1(17).
(18)Insurance. The Credit Parties maintain insurance policies and coverage in compliance with Section 5.1(11). Such insurance coverage (a) is sufficient for compliance with all requirements of applicable Law and of all agreements to which any Credit Party is a party, (b) is provided under valid, outstanding and enforceable policies, (c) provides adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by Persons engaged in the same or a similar business to the assets and operations of

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the Credit Parties, and (d) will not in any way be affected by, or terminate or lapse by reason of, the Transactions. All such material policies are in full force and effect, all premiums with respect thereto have been paid in accordance with their respective terms, and no notice of cancellation or termination has been received with respect to any such policy. Each Credit Party has no reason to believe that it will not be able to renew the insurance policies currently in force or to obtain similar coverage from financially sound, reputable independent insurance companies, at a cost that is not significantly higher. Except as set out on Schedule 5.1(11), no Credit Party has a material claim pending against any insurer or pursuant to any insurance policy, and no knowledge of any fact, event or circumstance that could give rise to any such claim. No Credit Party maintains any formalized self-insurance program with respect to its assets or operations or material risks with respect thereto in excess of Cdn.$1,000,000 in the aggregate.
(19)Solvency. No Credit Party is an “insolvent person” within the meaning of the BIA.
(20)Environmental Matters. Except as disclosed to the Lenders in Schedule 3.1(20):
(a)Environmental Laws, Etc. Neither any property of the Credit Parties nor the operations conducted thereon violate any applicable order of any court or Governmental Authority or any Environmental Laws, which violation could reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(b)Notices, Permits, Etc. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Credit Parties in connection with the operation or use of any and all property of the Credit Parties, including but not limited to past or present treatment, transportation, storage, disposal or Release of Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect, or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(c)Hazardous Substances Carriers. All Hazardous Materials generated at any and all property of the Credit Parties have been treated, transported, stored and disposed of only in accordance with all Environmental Laws applicable to them, except to the extent the failure to have such Hazardous Materials transported, treated or disposed of by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under applicable Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, transported, stored or disposed of at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.

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(d)Hazardous Materials Disposal. The Credit Parties have taken all reasonable steps necessary to determine and have determined that no Hazardous Materials have been disposed of or otherwise released and there has been no threatened Release of any Hazardous Materials on or to any property of the Credit Parties other than in compliance with Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect or which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the relevant property.
(e)No Contingent Liability. The Credit Parties have no material contingent liability in connection with any Release or threatened Release of any Hazardous Materials into the environment except (i) contingent liabilities which could not reasonably be expected to exceed $100,000 in excess of applicable insurance coverage at any one time and from time to time, and for which adequate reserves for the payment thereof as required by GAAP have been provided, and (ii) contingent liabilities which could not reasonably be expected to result in remedial obligations having a Material Adverse Effect, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Release or threatened Release.
(21)Employee Matters.
(a)Except as set out in Schedule 3.1(21), none of the Credit Parties, nor any of their respective employees, is subject to any collective bargaining agreement. There are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower, threatened against the Credit Parties, or their respective employees, which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set out in Schedule 3.1(21), none of the Credit Parties is subject to an employment contract providing for a fixed term of employment or providing for special payments on termination of employment.
(b)Each of the Credit Parties has withheld from each payment to each of their respective officers, directors and employees the amount of all Taxes, including income tax, Canada or Quebec pension plan contributions, as applicable, employment insurance premiums and other payments and deductions required to be withheld therefrom, and has paid the same to the proper taxation or other receiving authority in accordance with applicable Law. No Credit Party is subject to any claim by or liability to any of their respective officers, directors or employees for salary (including vacation pay) or benefits which would rank in whole or in part pari passu with or prior to the Liens created by the Security Documents.
(22)Fiscal Year. The Fiscal Year ends on December 31 of each calendar year, and the Fiscal Quarters end on the last day of each of March, June, September and December of each calendar year.
(23)Intellectual Property Rights. Each Credit Party is the registered and beneficial owner of, with good and marketable title, free of all licenses, franchises and Liens other than Permitted Liens, to all patents, patent applications, trade marks, trade mark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without

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any conflict with the rights of any other Person, other than as listed on Schedule 3.1(23), or other than for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All material patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned or licensed by any Credit Party, and all rights of each Credit Party to the use of any patents, trade marks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other similar rights, are described in Schedule 3.1(23). Except as set out in Schedule 3.1(23), no material claim has been asserted and is pending by any Person with respect to the use by any Credit Party of any intellectual property or challenging or questioning the validity, enforceability or effectiveness of any intellectual property necessary for the conduct of the business of any Credit Party. Except as disclosed in Schedule 3.1(23), or except as could not reasonably be expected to have a Material Adverse Effect, (a) each Credit Party has the exclusive right to use the intellectual property which such Credit Party owns, (b) all applications and registrations for such intellectual property are current, and (c) to the knowledge of the Borrower, the conduct of each Credit Party’s business does not infringe the intellectual property rights of any other Person.
(24)Residency of Borrower for Tax Purposes. The Borrower is a resident of Canada for the purposes of the Income Tax Act.
(25)“Know Your Customer” Information. All materials and information provided to each of the Lenders in connection with applicable “know your customer” and AML Legislation are true and correct.
(26)Anti-Corruption Laws and Sanctions. Each Credit Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party and its directors, officers, employees and Relevant Agents with Anti-Corruption Laws and Sanctions. Each Credit Party and, to the knowledge of the Borrower, its directors, officers, employees and Relevant Agents is in compliance with Anti-Corruption Laws and Sanctions. No Credit Party or, to the knowledge of the Borrower, any of its directors, officers or employees or Relevant Agents is a Sanctioned Person or is engaged in any activity that would reasonably be expected to result in such Credit Party being designated as a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.
(27)Security. The Security Documents are effective to create in favour of the Administrative Agent for its own benefit and the benefit of the other Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral, and (i) when financing statements and filings in applicable land registry offices or other public offices in appropriate form are filed in the jurisdictions specified on Schedule 3.1(27) and (ii) upon the taking of possession or control by the Lender of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by the Security Documents), the Liens created by the Security Documents shall constitute valid perfected first ranking Liens, subject only to Permitted Liens, on, and security interests in, all right, title and interest of the grantors thereunder.

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Article 4
CONDITIONS
4.1Effective Date.
The obligations of the Lenders to make Loans hereunder shall not become effective unless each of the conditions listed below is satisfied (or waived pursuant to Section 9.2).
(1)Credit Agreement. The Administrative Agent and each Lender shall have received from each party hereto either (a) a counterpart of this Agreement, duly executed on behalf of each party hereto, or (b) written evidence satisfactory to the Administrative Agent (which may include a facsimile or other electronic -transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(2)Initial Security Documents. The Administrative Agent shall have received the Initial Security Documents.
(3)Perfection of Liens. The Initial Security Documents shall have been registered (or arrangements for registration satisfactory to the Administrative Agent shall have been made) in all offices in which, in the opinion of the Administrative Agent or its counsel, registration is necessary or of advantage to perfect or render opposable to third parties the Liens intended to be created thereby, and the Initial Security Documents and the Liens created thereby shall constitute a first ranking charge over the property of the Credit Parties, subject to no other Liens except Permitted Liens. The Administrative Agent shall have received and be satisfied with the results of all personal property, pending litigation, judgment, bankruptcy, execution and other searches conducted by the Administrative Agent and its counsel with respect to the Credit Parties in all jurisdictions selected by the Administrative Agent and its counsel.
(4)Corporate Certificates. The Administrative Agent shall have received:
(a)certified copies of the resolutions of the board of directors, general partner, or shareholders, as applicable, of each Credit Party approving, as appropriate, the Loans, this Agreement and the other Loan Documents, and all other documents, if any, to which such Credit Party is a party and evidencing authorization with respect to such documents;
(b)a certificate of an officer of each Credit Party dated as of the Closing Date, and certifying (i) the name, title and true signature of each officer of such Person authorized to execute this Agreement and the other Loan Documents to which it is a party, (ii) the name, title and true signature of each officer of such Person authorized to provide the certifications required pursuant to this Agreement, including certifications required pursuant to Section 5.1(1) and Borrowing Requests, and (iii) that attached thereto is a true and complete copy of the articles of incorporation and bylaws of each Credit Party, as amended to date; and
(c)a recent certificate of status, certificate of compliance, good standing certificate or analogous certificate for each Credit Party.
(5)Fees. The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all legal fees and other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

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(6)No Material Adverse Change. The Administrative Agent and the Lenders shall be satisfied that, since December 31, 2023, there has not been a Material Adverse Change.
(7)Execution and Delivery of Documents. Each Credit Party shall have duly authorized, executed and delivered all documents required hereunder, all in form and substance satisfactory to the Administrative Agent. Such documents may be delivered to the Administrative Agent (or its counsel) by way of facsimile or other means of electronic transmission, provided that such number of original copies as may be reasonably requested shall be delivered by or on behalf of the Borrower to the Administrative Agent (or its counsel) within 30 days of the Closing Date.
(8)Other Documentation. The Administrative Agent and the Lenders shall have received such other documents and instruments as are customary for transactions of this type or as they may reasonably request.
(9)Mortgage. The Administrative Agent shall have received an amendment to the Mortgage to reflect the upsize of the Commitments by virtue of the Term B Credit, together with all ancillary materials, all in form and substance satisfactory to it.
(10)Supply Agreement. The Administrative Agent shall have received a certified true copy of the Supply Agreement in form and substance satisfactory to it.
(11)Consulting Agreement. The Administrative Agent shall have received a certified true copy of the Consulting Agreement in form and substance satisfactory to it.
(12)Confirmation. The Administrative Agent shall have received a confirmation of security from the Guarantors and Limited Recourse Guarantor in form and substance satisfactory to it.
(13)USA. The Administrative Agent shall have received an amendment to the unanimous shareholders agreement dated as of July 16, 2018 among the Borrower, the Limited Recourse Guarantor, Cronos Group Inc. and Hortican Inc. (formerly Cronos Canada Holdings Inc.) in form and substance satisfactory to it.
4.2Each Credit Event.
The obligation of each Lender to make a Loan on the occasion of any Borrowing (including on the occasion of the initial Borrowings hereunder), is subject to the satisfaction of the following conditions:
(a)the representations and warranties of the Borrower set out in this Agreement shall be true and correct on and as of the date of each such Borrowing as if made on such date (except where such representation or warranty is stated to be made as of a particular date);
(b)at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing;
(c)the Administrative Agent shall have received a Borrowing Request in the manner and within the time period required by Section 2.3;

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(d)the Administrative Agent shall have received updated electronic sub-searches against the Subject Real Property confirming that there are no Liens registered thereon other than Permitted Liens; and
(e)the Administrative Agent shall have received a current cash flow forecast from Borrower indicating that the proceeds of such Borrowing are required to ensure adequate liquidity in the near term, such forecast to be in form and substance satisfactory the Administrative Agent acting reasonably.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the accuracy of the matters specified in Sections 4.2(a) and (b). This requirement does not apply on the conversion or rollover of an existing Borrowing provided that the aggregate outstanding Borrowings will not be increased as a consequence thereof.
Article 5
AFFIRMATIVE COVENANTS
5.1Covenants.
From (and including) the Closing Date until the Termination Date, the Borrower covenants and agrees with the Lenders as follows:
(1)Financial Statements and Other Information. The Borrower shall furnish to the Administrative Agent for distribution to each Lender:
(a)as soon as available and in any event within 40 days after the end of each Fiscal Year, the audited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent auditors of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis; provided that, such audited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, when requested by the Administrative Agent;
(b)as soon as available and in any event within 30 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the unaudited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year which includes such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis, subject to normal year-end audit adjustments; provided that, such unaudited Consolidated balance sheet and related statements of income, retained earnings and changes in financial position of the Borrower

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shall be prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time, when requested by the Administrative Agent;
(c)promptly after the Borrower learns of the receipt or occurrence of any of the following, a certificate of the Borrower, signed by a Responsible Officer of the Borrower, specifying (i) any event which constitutes a Default or Event of Default, together with a detailed statement specifying the nature thereof and the steps being taken to cure such Default or Event of Default, (ii) the receipt of any notice from, or the taking of any other action by, the holder of any Indebtedness of any Credit Party in an amount in excess of Cdn.$1,000,000 with respect to an actual or alleged default, together with a detailed statement specifying the notice given or other action taken by such holder and the nature of the claimed default and what action the relevant Credit Party is taking or proposes to take with respect thereto, (iii) any notice of termination or other proceedings or actions which could reasonably be expected to adversely affect any of the Loan Documents, (iv) the creation, dissolution, merger, amalgamation or acquisition of any Credit Party or subsidiary thereof, (v) any event or condition not previously disclosed to the Administrative Agent, which violates any Environmental Laws and which could potentially, in the Borrower’s reasonable judgment, have a Material Adverse Effect, (vi) any material change in accounting or financial reporting practices by the Borrower or any Subsidiary, and (vii) any other event, development or condition which may reasonably be expected to have a Material Adverse Effect;
(d)promptly after the occurrence thereof, notice of the institution of or any material adverse development in any action, suit or proceeding or any governmental investigation or any arbitration before any court or arbitrator or any Governmental Authority or official against any Credit Party or any material property thereof (including pursuant to any applicable Environmental Laws) which could reasonably be expected to have a Material Adverse Effect;
(e)concurrently with any delivery of financial statements under Section 5.1(1)(a) or (b), a certificate of a Responsible Officer of the Borrower identifying (i) any change in GAAP or generally accepted accounting principles in the United States as in effect from time to time, as the case may be, or in the application thereof has occurred since the date of the audited financial statements referred to in Section 5.1(1)(a) and specifying the effect of such change on the financial statements accompanying such certificate, (ii) all Subsidiaries and whether any Subsidiary was formed or acquired since the end of the previous Fiscal Quarter, (iii) any interest in real property or improvements thereto with a value exceeding Cdn.$1,000,000 that have been acquired by any Credit Party since the end of the previous Fiscal Quarter, (iv) any changes of the type described in Section 5.1(14) that have not been previously reported by the Borrower, and (v) any prepayment events set out in Section 2.9 that have occurred since the end of the previous Fiscal Quarter and setting forth a reasonably detailed calculation of the Net Proceeds received therefrom;
(f)on or before the 60th day after each Fiscal Year end, the calculation of Excess Cash Flow for the Fiscal Year then ended in accordance with Section 2.9(1)(a), and promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this

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Agreement or any other Loan Document, as the Administrative Agent may reasonably request;
(g)concurrently with the delivery of the financial statements under Section 5.1(1)(a) or (b) a supplement to any Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (i) no such supplement to any such Schedule or representation shall amend, supplement or otherwise modify any Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by the Administrative Agent and the Required Lenders in writing, and (ii) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date;
(h)within 30 days after the end of each Fiscal Quarter, a detailed operational report with respect to the Borrower for such Fiscal Quarter, in form and substance satisfactory to the Administrative Agent; and
(i)such further operational, administrative and financial information about the Borrower as the Administrative Agent may request from time to time.
(2)Existence; Conduct of Business. The Borrower shall, and shall cause each other Credit Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.1(3)), and except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all rights, licenses, permits, privileges and franchises material to the conduct of its business.
(3)Cannabis Authorizations. Before conducting any Cannabis Activity, and any time thereafter, the Borrower shall:
(a)deliver to the Administrative Agent a copy of each Cannabis Authorization;
(b)be and remain the sole legal and beneficial owner of all Cannabis Authorizations;
(c)maintain as valid and in full force and effect each Cannabis Authorization and, where applicable, procure the renewal thereof prior to its expiration;
(d)comply in all material respects with the terms and conditions of each Cannabis Authorization and do all material things required of a holder thereof by applicable Cannabis Law;
(e)with due diligence and in a reasonable manner, enforce the material rights granted to it under and in connection with each Cannabis Authorization;
(f)not dispose of or abandon any right, title or interest in any Cannabis Authorization;

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(g)apply for and obtain each future Cannabis Authorization on or before such time as it shall be required by applicable Law; and
(h)timely pay all Taxes, assessments, maintenance fees and other amounts required to be paid to maintain the Cannabis Authorizations.
(4)Payment of Obligations. The Borrower shall, and shall cause each other Credit Party to, pay its obligations, including Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower or such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
(5)Maintenance of Properties. The Borrower shall, and shall cause each other Credit Party to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(6)Books and Records; Inspection Rights. The Borrower shall, and shall cause each other Credit Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower shall, and shall cause each other Credit Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
(7)Compliance with Laws. The Borrower shall, and shall cause each other Credit Party to, comply with all Laws, including all Applicable Cannabis Laws, and orders of any Governmental Authority applicable to it or its property and with all of its material contractual obligations, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower shall, and shall cause each other Credit Party and its and their respective directors, officers, employees and Relevant Agents to, comply with all Anti-Corruption Laws and Sanctions.
(8)Compliance with Cannabis Laws. The Borrower shall, and shall cause each other Credit Party and each Investment by a Credit Party in a Person who engages in Cannabis Activities to, comply with all Cannabis Laws applicable to it, its property and its business.
(9)Use of Proceeds. The proceeds of the Term A Loans shall be used solely to finance the construction of a propagation style greenhouse for Cannabis cultivation and processing in Kingsville, Ontario and for general operating purposes. The proceeds of the Term B Loans shall be used solely to finance the build out of such greenhouse in the Expansion Area.
(10)Further Assurances.
(a)The Borrower shall, and shall cause each other Credit Party to, cure promptly any defects in the execution and delivery of the Loan Documents, including this Agreement. Upon request, the Borrower shall, at its expense, as promptly as practical, execute and deliver to the Administrative Agent, all such other and further documents, agreements and instruments (and cause each other Credit Party to take such action) in compliance with or performance of the covenants and agreements of the Borrower or any other Credit Party in any of the Loan Documents, including this Agreement, or to further evidence and more

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fully describe the Collateral, or to correct any omissions in any of the Loan Documents, or more fully to state the security obligations set out herein or in any of the Loan Documents, or to perfect, protect or preserve any Liens created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith, in the judgment of the Administrative Agent, acting reasonably.
(b)The Borrower shall, and shall cause each of the other Credit Parties to, perform and satisfy to the satisfaction of the Administrative Agent and its counsel each of the requirements (the “Post-Closing Requirements”) listed in Schedule 5.1(10) on or before the date by which such Post-Closing Requirement is to be required to be performed pursuant thereto. For greater certainty, the Borrower acknowledges and agrees that the Post-Closing Requirements expressly include the obligation of the Borrower to, and to cause each of the other Credit Parties to, co-operate fully and promptly with the Administrative Agent and its counsel with respect to the completion of each of the Post-Closing Requirements and the provision of all information, documents, matters and things as the Administrative Agent or its counsel, acting reasonably, may deem necessary or advisable (i) to determine what actions must be taken to fulfil each of the Post-Closing Requirements, (ii) to complete and fulfil each of the Post-Closing Requirements, and (iii) to confirm and assess whether all actions necessary to fulfil each of the Post-Closing Requirements have been taken. The Administrative Agent, by instrument in writing and without any consent from any of the Lenders, may, in its sole and absolute discretion extend any deadline for completion of a Post-Closing Requirement if the Administrative Agent, acting in good faith, believes that the extension will enable the Borrower and the Credit Parties to comply with such Post-Closing Requirement and such extension will not have a material adverse effect upon the Lenders.
(11)Insurance.
(a)The Borrower shall, and shall cause each other Credit Party to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance and flood insurance) and amounts and with deductibles as are customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority.
(b)In the case of any fire, accident or other casualty causing loss or damage to any property of any Credit Party used in generating cash flow or required by applicable Law, all proceeds of such policies shall be used to either (i) promptly repair or replace any such damaged property, or (ii) repay Loans in accordance with Section 2.9(1)(b).
(c)The Borrower shall obtain endorsements to the policies pertaining to all physical properties in which the Administrative Agent shall have a Lien under the Loan Documents, naming the Administrative Agent as an additional insured (with respect to liability insurance only) and a loss payee and containing (i) provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Administrative Agent, and (ii) a standard non contributory “mortgagee”, “lender” or “secured party” clause, as well as such other provisions as the

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Administrative Agent may require to fully protect the Administrative Agent’s interest in the Collateral and to any payments to be made under such policies. At the request of the Administrative Agent, all original policies or true copies thereof are to be delivered to the Administrative Agent, premium prepaid.
(d)In the event the Borrower fails to provide the Administrative Agent with timely evidence, acceptable to the Administrative Agent, of the maintenance of insurance coverage required pursuant to Section 5.1(11), or in the event that any Credit Party fails to maintain such insurance, the Administrative Agent may purchase or otherwise arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. The insurance acquired by the Administrative Agent may, but need not, protect any Credit Party’s interest in the Collateral, and therefore such insurance may not pay claims which a Credit Party may have with respect to the Collateral or pay any claim which may be made against a Credit Party in connection with the Collateral. In the event the Administrative Agent purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Borrower shall be responsible for all of the applicable costs of such insurance, including premiums, interest, fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. The Administrative Agent may charge all of such premiums, fees, costs, interest and other charges to the Borrower’s account. The Borrower hereby acknowledges that the costs of the premiums of any insurance acquired by the Administrative Agent may exceed the costs of insurance which the Borrower may be able to purchase on its own. In the event that the Administrative Agent purchases such insurance, the Administrative Agent shall promptly, and in any event within 15 days, notify the Borrower of said purchase.
(e)Upon the occurrence and continuance of an Event of Default (and without limiting any other rights of the Administrative Agent or the Lenders hereunder or under any other Loan Document), (i) the Administrative Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Administrative Agent, have the sole right, in the name of the Administrative Agent or any applicable Credit Party, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies, and (ii) all insurance proceeds in respect of any Collateral shall be paid to the Administrative Agent. In such event, the Administrative Agent shall apply such insurance proceeds to the obligations of the Borrower in accordance with Section 2.9(1)(d).
(12)Operation and Maintenance of Property. The Borrower shall, and shall cause each other Credit Party to, manage and operate its business or cause its business to be managed and operated (a) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all applicable licenses, leases, contracts and agreements, and (b) in compliance with all applicable Laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses; except, in each case, where a failure to so manage and operate would not have a Material Adverse Effect.

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(13)Security Package.
(a)Borrower Guarantee. The Borrower shall cause the Guarantor to enter into a Guarantee, such that such Person guarantees in favour of the Administrative Agent, for the benefit of the Secured Parties, all Secured Liabilities of the Borrower.
(b)Liens. The Borrower shall, and shall cause each present and future Credit Party to, provide at all times in favour of the Administrative Agent, for the benefit of the Secured Parties, a first-priority Lien (subject only to Permitted Liens) over all present and future personal property and real property of such Credit Party as security for its Secured Liabilities, together with such supporting materials as may be required to ensure the perfection or priority of such Lien. The obligation of a Credit Party to provide any such Lien shall arise as soon as is reasonably practicable following such Person (i) becoming a Credit Party, or (ii) acquiring assets, property or undertaking that are not already subject to a Lien.
(c)Supporting Materials. In connection with the execution and delivery of any Security Document pursuant to Section 5.1(13), the Borrower shall, or shall cause the relevant other Credit Party to, deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents as shall be reasonably requested by the Administrative Agent (including a consent from any minority shareholder) and consistent with the relevant forms and types thereof delivered on the Closing Date or as shall be otherwise reasonably acceptable to the Administrative Agent.
(14)Registrations. The Borrower shall record, file or register, at its own expense, applications for registration or financing statements (and continuation or financing change statements when applicable), and make any other registrations or filings, including where required, the registration of each of the Security Documents (collectively, “Registrations”) with respect to the Collateral now existing and hereafter created or arising and the creation of Liens therein under and as contemplated by the Security Documents, meeting the requirements of applicable Law, in such manner and in such jurisdictions as are necessary or desirable to protect, perfect and maintain the protection and perfection of, such Liens, and to deliver a file stamped copy of each such Registration or other evidence of such Registration to the Administrative Agent on or prior to the Closing Date. If any Credit Party (a) makes any change in its name, jurisdiction or organization or corporate structure, (b) changes its place of domicile, registered head office or chief executive office, or (c) takes any other action, which in any such case would, under the applicable Law, require the amendment of any Registration recorded, registered and filed in accordance with the provisions hereof, the Borrower shall within 10 days after a change referred to in this Section 5.1(14)(a) or prior to the taking of any action referred to in this Section 5.1(14)(b) or (c), give the Administrative Agent notice of any such change or other action and shall promptly file such Registrations as may be necessary or desirable to continue the perfection of the Liens in the Collateral intended under the Security Documents. The Administrative Agent shall be under no obligation whatsoever to record, file or register any Registration, or to make any other recording, filing or registration in connection herewith.
(15)Lender Reporting Obligations. The Borrower shall implement, effect and observe such necessary financial and operational policies, procedures and internal controls as may be required to enable and facilitate compliance by Peace Naturals Project Inc. and its Affiliates with its various public company reporting obligations (including with respect to the Borrower’s operation of its business), and the

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Borrower shall, and shall cause its directors, officers and employees to, provide such cooperation and assistance in this regard as the Administrative Agent may reasonably request from time to time.
Article 6
NEGATIVE COVENANTS
6.1Negative Covenants.
From (and including) the Closing Date until the Termination Date, the Borrower covenants and agrees with the Lenders as follows:
(1)Indebtedness. The Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or permit to exist any Indebtedness other than Permitted Indebtedness.
(2)Liens. The Borrower shall not, and shall not permit any other Credit Party to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by the Borrower or any other Credit Party except Permitted Liens.
(3)Corporate Changes. The Borrower shall not, and shall not permit any other Credit Party to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:
(a)any Credit Party may merge into, amalgamate or consolidate with any other Credit Party; and
(b)any Guarantor may liquidate or dissolve if it is a Wholly-Owned Subsidiary of another Credit Party and all of its property passes to such Credit Party, provided that any transaction pursuant to Section 6.1(3)(a) shall not be permitted unless the merged, amalgamated or continuing corporation provides written confirmation satisfactory to the Administrative Agent, acting reasonably, that it is liable for the obligations of the relevant Credit Party under the Loan Documents.
(4)Permitted Business. The Borrower shall not, and shall not permit any other Credit Party to, engage to any material extent in any material business other than Cannabis Activities (subject to Section 6.1(5)) or other businesses of the type conducted by the Credit Parties on the date of execution of this Agreement and in each case businesses reasonably related thereto.
(5)Cannabis Activities. The Borrower shall not, and shall not permit any other Credit Party to engage in any Cannabis Activities or make an Investment in any Person who engages in Cannabis Activities, other than in accordance with applicable Cannabis Laws.
(6)Asset Dispositions. The Borrower shall not, and shall not permit any other Credit Party to, make any Asset Disposition, except where the Net Proceeds therefrom are dealt with in accordance with Section 2.9(1)(b).
(7)Investments. The Borrower shall not, and shall not permit any other Credit Party to make any Investment other than Permitted Investments. The Borrower shall not, and shall not permit any other

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Credit Party to, make or permit to exist any Investment in a Person that conducts Cannabis Activities other than in accordance with applicable Cannabis Laws.
(8)Acquisitions. The Borrower shall not, and shall not permit any other Credit Party to, make or enter into any Acquisition.
(9)Hedge Arrangements. The Borrower shall not, and shall not permit any other Credit Party to, enter into any Hedge Arrangement without the consent of the Lender.
(10)Restricted Payments. The Borrower shall not, and shall not permit any other Credit Party to, declare, pay or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that, so long as no Default or Event of Default is continuing or would be caused thereby:
(a)the Borrower may declare and pay any dividend, distribution or return of capital with respect to its Equity Securities payable solely in additional Equity Securities;
(b)a Credit Party may make a Restricted Payment to another Credit Party;
(c)the Borrower may declare and pay cash dividends, distributions or returns of capital in any Fiscal Year that, in the aggregate, do not exceed 70% of aggregate Excess Cash Flow with respect to the immediately prior Fiscal Year; and
(d)the Borrower may pay to Consultant fees owing under the Consulting Services Agreement of not more than:
(i)commencing with January 2024, Cdn.$100,000 with respect to each calendar month until and including the month in which the Phase 2 Cultivation Date occurs; and
(ii)Cdn.$200,000 with respect to each calendar month that commences after the calendar month in which the Phase 2 Cultivation Date occurs.
For the avoidance of doubt, such fees shall constitute expenses to be deducted for the purposes of calculating Net Income.
(11)Transactions with Affiliates. The Borrower shall not, and shall not permit any other Credit Party to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except:
(a)in the ordinary course of business at prices and on terms and conditions not less favourable to the Borrower or such other Credit Party than could be obtained on an arm’s-length basis from unrelated third parties;
(b)transactions between or among Credit Parties not involving any of their other Affiliates;
(c)transactions with the Administrative Agent or any of its Affiliates; and
(d)any Indebtedness, Investment or Restricted Payment permitted hereunder.

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(12)Restrictive Agreements. The Borrower shall not, and shall not permit any other Credit Party to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:
(a)the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets;
(b)the ability of any Credit Party to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to repay loans or advances to any other Credit Party or to provide a Guarantee of any Indebtedness of any other Credit Party;
(c)the ability of any Credit Party to make any loan or advance to any other Credit Party; or
(d)the ability of any Credit Party to sell, lease or transfer any of its property to any other Credit Party;
provided that (i) Section 6.1(12) (a)-(d) shall not apply to restrictions and conditions imposed by Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.1(12) (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and condition apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) Section 6.1(12)(a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (v) Section 6.1(12)(a) shall not apply to customary provisions in leases and other ordinary course contracts restricting the assignment thereof.
(13)Sales and Leasebacks. The Borrower shall not, and shall not enter into, or permit any other Credit Party to, enter into any arrangement, directly or indirectly, with any Person whereby the Borrower or any such other Credit Party shall sell or transfer any property, whether now owned or hereafter acquired, and whereby the Borrower or any such other Credit Party shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any such other Credit Party intends to use for substantially the same purpose or purposes as the property sold or transferred.
(14)Sale or Discount of Receivables. The Borrower shall not, and shall not permit any other Credit Party to, discount or sell (with or without recourse), any of its income or revenues, including any Receivables, or rights in respect thereof.
(15)Issuance of Shares. The Borrower shall not, and shall not permit any other Credit Party to, authorize or issue:
(a)any Equity Securities to any Person other than another Credit Party, Hortican or the Limited Recourse Guarantor; or

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(b)any preferred shares or other Equity Securities having a mandatory redemption right existing with regard thereto which could become operative on or before the Termination Date other than to Hortican or the Limited Recourse Guarantor.
The Borrower shall not, and shall not permit any other Credit Party to, own, hold or control Equity Securities of any Subsidiary unless it is a Wholly-Owned Subsidiary of one or more Credit Parties.
(16)No Amendments to Constating Documents, etc. The Borrower shall not, and shall not permit any other Credit Party to, amend, its constating documents, by-laws, partnership agreement or operating agreement, as applicable, in a manner that would adversely affect the Administrative Agent or the Lenders or such Credit Party’s duty or ability to repay the Secured Liabilities.
(17)Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that each other Credit Party and its and their respective directors, officers, employees and Relevant Agents shall not use, the proceeds of any Borrowing:
(a)in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws;
(b)for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person; or
(c)in any other manner that would result in the violation of any Sanctions.
(18)Bankruptcy Proceedings. The Borrower shall ensure that, following the occurrence of an Event of Default under either of Sections 7.1(1)(g) or (h), no Credit Party shall (i) oppose any steps taken by the Administrative Agent or the Lenders to initiate any liquidation, winding-up, reorganization (in each case, other than as specifically permitted hereunder), arrangement, adjustment, protection, relief or composition of such Credit Party or such Credit Party’s debts under any applicable Law relating to bankruptcy, insolvency, reorganization, incorporation law or relief of debtors including any plan of compromise or arrangement or other similar corporate proceeding involving or affecting its creditors, or (ii) oppose any motion brought by the Administrative Agent or the Lenders to lift any stay of proceedings for that purpose.
(19)Control Agreements. The Borrower shall not, and shall not permit any other Credit Party to enter into an account control agreement with any bank or financial institution other than the Administrative Agent or any Lender.
Article 7
EVENTS OF DEFAULT
7.1Events of Default.
(1)If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

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(b)the Borrower shall fail to pay within 3 Business Days of when due any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.1(1)(a)) payable under any Loan Document, when and as the same shall become due and payable;
(c)any representation or warranty made or deemed made by or on behalf of any Credit Party or the Limited Recourse Guarantor in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed to be made;
(d)any Credit Party or the Limited Recourse Guarantor shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1(1)(c)(i) (notice of Default or Event of Default), Section 5.1(2) (Existence; Conduct of Business), Section 5.1(9) (Use of Proceeds) or in Article 6 (or in any comparable provision of any other Loan Document);
(e)any Credit Party or the Limited Recourse Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 7.1(1)(a), (b) or (d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) knowledge thereof by any Credit Party, or (ii) notice thereof from the Administrative Agent to the Borrower (which notice shall be given at the request of any Lender);
(f)(i) any Credit Party or the Limited Recourse Guarantor shall fail to make any payment whether of principal or interest, and regardless of amount, in respect of any Material Indebtedness, when and as the same shall become due and payable if the effect is to cause or permit the acceleration of the due date of such Material Indebtedness, subject to the expiry of any grace or cure periods relating thereto; or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (in each case after the expiry of any grace or cure periods relating thereto); provided that this Section 7.1(1)(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as the proceeds of such sale or transfer are sufficient to, and are applied to, reduce such secured Indebtedness to nil;
(g)any Credit Party or the Limited Recourse Guarantor:
(i)admits in writing that it is insolvent or unable to pay its liabilities as they generally become due;
(ii)commits an act of bankruptcy under the BIA, files a voluntary assignment in bankruptcy under the BIA, makes a proposal (or files a notice of its intention to do so) under the BIA or seeks any other relieve in respect of itself under the BIA;

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(iii)institutes any proceedings seeking relief in respect of itself under the CCAA;
(iv)institutes any proceeding seeking relief in respect of itself under the WURA
(v)in addition to the forgoing, institutes any other proceeding seeking: (a) to adjudicate itself an insolvent person or a bankrupt; (b) to liquidate, dissolve or wind-up its business or assets; (c) to compromise, arrange, adjust or declare a moratorium in respect of the payment of, its debts; (d) to stay the rights of creditors generally (or any class of creditors); (e) any other relief in respect of itself under any federal, provincial or foreign applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, receivership, restructuring of business, assets or debt, reorganization of business, assets or debt or protection of debtors from their creditors (such applicable Law includes any applicable corporations legislation to the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt); or (f) any other relief which provides for plans or schemes of reorganization, plans or schemes of arrangement or plans or schemes of compromise, in respect of itself, to be submitted or presented to creditors (or any class of creditors);
(vi)applies for the appointment of, or has a receiver (either court or privately appointed), interim receiver, receiver/manager (either court or privately appointed), sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official appointed in respect of it, or any substantial part of its property; or
(vii)threatens to do any of the foregoing, or takes any action, corporate or otherwise, to approve, effect, consent to or authorize any of the actions described in this Section 7.1(1)(g);
(h)any petition is filed, application made or other proceeding instituted against or in respect of any Credit Party or the Limited Recourse Guarantor:
(i)seeking to adjudicate it an insolvent person;
(ii)seeking a bankruptcy order against it under the BIA;
(iii)seeking to institute proceedings against it under the CCAA;
(iv)seeking to institute proceedings against it under the WURA;
(v)seeking, in addition to the forgoing: (a) to adjudicate it an insolvent person or a bankrupt; (b) to liquidate, dissolve or wind-up its business or assets; (c) to compromise, arrange, adjust or declare a moratorium in respect of the payment of, its debts; (d) to stay the rights of creditors generally (or any class of creditors); (e) any other relief in respect of it under any federal, provincial or foreign applicable Law now or hereafter in effect relating to bankruptcy, winding-up, insolvency, receivership, restructuring of business, assets or debt, reorganization of business, assets or debt, or protection of debtors from their creditors (such applicable Law includes any applicable corporations legislation to

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the extent the relief sought under such corporations legislation relates to or involves the compromise, settlement, adjustment or arrangement of debt); or (f) any other relief which provides plans or schemes of reorganization, plans or schemes of arrangement or plans or schemes of compromise in respect of it, to be submitted or presented to creditors (or any class of creditors); or
(vi)seeking the issuance of an order for the appointment of a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator or other similar official in respect of it or any substantial part of its property, and such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of 30 days after the institution thereof, provided that: (a) if the Credit Party fails to contest such petition, application or proceeding the 30 day grace period shall cease to apply; (b) if an order, decree or judgment is issued (whether or not entered or subject to appeal) against the Credit Party thereunder within the 30 day period, such grace period will cease to apply, and (c) if the Credit Party files an answer or other responding materials admitting the material allegations of a petition, application or other proceeding filed against it, such grace period will cease to apply;
(i)any other event occurs which, under the Laws of any applicable jurisdiction, has an effect equivalent (including applicable grace periods) to any of the events referred to in either of Sections 7.1(1)(g) or (h);
(j)one or more judgments for the payment of money in a cumulative amount in excess of Cdn.$1,000,000 (or its then equivalent in any other currency) in the aggregate is rendered against any one or more of the Credit Parties and they have not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has not been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;
(k)any property of any Credit Party having a Fair Market Value in excess of Cdn.$1,000,000 (or its then equivalent in any other currency) in the aggregate is seized (including by way of execution, attachment, garnishment, levy or distraint), or any Lien thereon securing Indebtedness in excess of Cdn.$1,000,000 (or its then equivalent in any other currency) is enforced, or such property has become subject to any charging order or equitable execution of a Governmental Authority, or any writ of execution or distress warrant exists in respect of any Credit Party or the property of any of them, or any sheriff or other Person becomes lawfully entitled by operation of law or otherwise to seize or distrain upon such property and in any case such seizure, enforcement, execution, attachment, garnishment, distraint, charging order or equitable execution, or other seizure or right, continues in effect and is not released or discharged for more than 45 days or such longer period during which entitlement to the use of such property continues with the such Credit Party, and such Credit Party is contesting the same in good faith and by appropriate proceedings, provided that if the property is removed from the use of such Credit Party, or is sold, in the interim, such grace period shall cease to apply;

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(l)one or more final judgments, not involving the payment of money and not otherwise specified in this Section 7.1(1)(l), has been rendered against any Credit Party, the result of which could reasonably be expected to result in a Material Adverse Effect, so long as such Credit Party has not (i) provided for its discharge in accordance with its terms within 45 days from the date of entry thereof, or (ii) procured a stay of execution thereof within 45 days from the date of entry thereof and within such period, or such longer period during which execution of such judgment has been stayed, appealed such judgment and caused the execution thereof to be stayed during such appeal, provided that if enforcement or realization proceedings are lawfully commenced in respect thereof in the interim, such grace period shall cease to apply;
(m)this Agreement, any other Loan Document or any material obligation or other provision hereof or thereof at any time for any reason terminates or ceases to be in full force and effect and a legally valid, binding and enforceable obligation of any Credit Party, is declared to be void or voidable or is repudiated, or the validity, binding effect, legality or enforceability hereof or thereof is at any time contested by any Credit Party, or any Credit Party denies that it has any or any further liability or obligation hereunder or thereunder or any action or proceeding is commenced to enjoin or restrain the performance or observance by any Credit Party of any material terms hereof or thereof or to question the validity or enforceability hereof or thereof, or at any time it is unlawful or impossible for any Credit Party to perform any of its material obligations hereunder or thereunder;
(n)any Lien purported to be created by any Security Document shall cease to be, or shall be asserted by any Credit Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien in Collateral with a Fair Market Value or book value (whichever is greater) in excess, individually or in the aggregate, of $1,000,000;
(o)a Material Adverse Change shall occur;
(p)a Change of Control shall occur;
(q)the Cannabis Act is repealed and is not replaced with substantially similar legislation and the same has a Material Adverse Effect;
(r)any Cannabis Authorization required hereunder shall (i) expire or be revoked, terminated or cancelled, and in any such case not be replaced, renewed or reinstated on comparable terms or (ii) be modified in any materially adverse fashion and the same has a Material Adverse Effect;
(s)(i) the termination of the Consulting Services Agreement or (ii) the occurrence of a material breach or material default under the Consulting Services Agreement by Consultant where such breach or default could, pursuant to the terms of the Consulting Services Agreement, result in the termination or cancellation of such agreement and such breach or default has continued unremedied for a period of 60 days, unless in either case, the Consulting Services Contract has been replaced prior to, concurrently with or within 60 days of such termination by a replacement contract approved by the Administrative Agent, acting reasonably, that provides the Borrower with rights, benefits and value

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substantially similar to and on terms and conditions not materially less favourable than those contained in the Consulting Services Agreement.
(t)(i) the termination of the Supply Agreement or (ii) the occurrence of a material breach or material default under the Supply Agreement by the Borrower where such breach or default pursuant to the terms of the Supply Agreement could result in the termination or cancelation of such agreement and such breach or default has continued unremedied for a period of 60 days, unless in either case, the Supply Agreement has been replaced by a replacement contract prior to, prior to, concurrently with or within 60 days of such termination by a replacement contract approved by the Administrative Agent, acting reasonably that provides the Borrower with rights, benefits and value substantially similar to and on terms and conditions not materially less favourable than those contained in the Supply Agreement;
then, (A) and in every such event other than those described in (B), and at any time thereafter during the continuance of such event or any other such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (x) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (y) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind except as set out earlier in this paragraph, all of which are hereby waived by the Borrower, and (B) in the case of any event with respect to the Borrower described in Section 7.1(1)(g), (h) or (i), the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(2)Notwithstanding the foregoing, it shall not constitute an Event of Default under Section 7.1(1)(a) or Section 7.1(1)(b) if Peace Naturals Project Inc. materially breaches the terms of the Supply Agreement and, as a direct result, the Borrower fails to pay the principal on any Loan, interest, fees or any other amount under any Loan Document when and as the same became due and payable.
7.2Application of Payments.
Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.17, be applied by the Administrative Agent as follows:
(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.3 and amounts pursuant to Section 2.10 payable to the Administrative Agent in its capacity as such);

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(b)second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other payable to the Lenders (including fees and disbursements and other charges of counsel to the Lenders payable under Section 9.3) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(c)third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;
(d)fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans;
(e)fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(f)finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.
Article 8
THE ADMINISTRATIVE AGENT
8.1Appointment of Administrative Agent.
Each Lender hereby designates Peace Naturals Project Inc. as Administrative Agent to act as herein specified and as specified in the other Loan Documents. Each Lender hereby irrevocably authorizes the Administrative Agent to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and to perform such duties thereunder as are specifically delegated to or required of the Administrative Agent by the terms thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through its agents or employees. Each Secured Party hereby (a) irrevocably authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement on behalf of such Secured Party, and (b) agrees that the Intercreditor Agreement shall be a binding obligation of such Secured Party, enforceable against it in accordance with its terms. The provisions of this Article 8 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
8.2Secured Parties.
    The Security Documents shall be in favour of the Administrative Agent for the benefit of the Secured Parties.

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8.3Limitation of Duties of Administrative Agent.
The Administrative Agent shall have no duties or responsibilities except those expressly set out with respect to the Administrative Agent in this Agreement and as specified in the other Loan Documents. None of the Administrative Agent, nor any of its Related Parties shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have, by reason of this Agreement or the other Loan Documents, a fiduciary relationship in respect of any Secured Party. Nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement except as expressly set out herein. The Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to this Agreement or the other Loan Documents unless it is requested in writing to do so by the Required Lenders.
8.4Lack of Reliance on the Administrative Agent.
(1)Independent Investigation. Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business. Independently, and without reliance upon the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (b) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement and the other Loan Documents, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the consummation of the Transactions or at any time or times thereafter.
(2)Agents Not Responsible. The Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement or the other Loan Documents or the financial condition of the Credit Parties or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.
8.5Certain Rights of the Administrative Agent.
If the Administrative Agent shall request instructions from the Lenders or the Required Lenders (as the case may be) with respect to any act or action (including the failure to act) in connection with this Agreement or the other Loan Documents, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received written instructions from the Lenders or the Required Lenders, as applicable, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement and the other Loan

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Documents in accordance with the instructions of the Required Lenders, or, to the extent required by Section 9.2, all of the Lenders.
8.6Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or facsimile message, electronic mail, cablegram, radiogram, order or other documentary teletransmission, telephone message, Internet or intranet website posting or other distribution believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or Borrowing that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
8.7Indemnification of Administrative Agent.
To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, each Lender shall reimburse and indemnify the Administrative Agent, in proportion to its aggregate Applicable Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or willful misconduct.
8.8The Administrative Agent in its Individual Capacity.
With respect to its obligations under this Agreement and the Loans made by it, Peace Naturals Project Inc., in its capacity as a Lender hereunder, shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties, if any, specified herein; and the terms “Lenders”, “Required Lenders”, “Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include Peace Naturals Project Inc. in its capacity as a Lender hereunder. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties, if any, specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

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8.9May Treat Lender as Owner.
The Borrower, the Administrative Agent may deem and treat each Lender as the owner of the Loans recorded on the Register maintained pursuant to Section 9.4(3) for all purposes hereof until a written notice of the assignment or transfer thereof shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the owner of a Loan shall be conclusive and binding on any subsequent owner, transferee or assignee of such Loan.
8.10Successor Administrative Agent.
(1)Replacement of Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Administrative Agent (who shall not be a non-resident of Canada within the meaning of the Income Tax Act), subject to the approval of the Borrower, such approval not to be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation of the retiring Administrative Agent, then, upon five Business Days’ notice to the Borrower, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent (subject to approval of the Borrower, such approval not to be unreasonably withheld).
(2)Rights, Powers, etc. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.
8.11No Independent Legal Action.
Notwithstanding that any debt arising hereunder to a Lender shall be separate and independent debt, no Lender may take any independent legal action to enforce any obligation of the Borrower hereunder. Each Lender hereby acknowledges that, to the extent permitted by applicable Law, the Security Documents and the remedies provided thereunder to the Secured Parties are for the benefit of the Secured Parties collectively and acting together and not severally, and further acknowledges that each Secured Party’s rights hereunder and under the Security Documents are to be exercised collectively, not severally, by the Administrative Agent upon the decision of the Required Lenders. Accordingly, notwithstanding any of the provisions contained herein or in the Security Documents, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder, including any declaration of default hereunder or thereunder, but that any such action shall be taken only by the Administrative Agent with the prior written agreement of the Required Lenders, provided that, notwithstanding the foregoing, in the absence of instructions from the Lenders (or the Required Lenders) and where in the sole opinion of the Administrative Agent the exigencies of the situation so warrant such action, the Administrative Agent may without notice to or consent of the Lenders (or the Required Lenders) take such action on behalf of the Secured Parties as it deems appropriate or desirable in the interests of the Secured Parties. Each Lender hereby further covenants and agrees that upon any such

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written consent being given by the Required Lenders (or, to the extent required by Section 9.2, the Lenders), it shall co-operate fully with the Administrative Agent to the extent requested by the Administrative Agent, and each Lender further covenants and agrees that all proceeds from the realization of the Security Documents, to the extent permitted by applicable Law, are held for the benefit of all of the Secured Parties and shall be shared among them in accordance with this Agreement, and each Lender acknowledges that all costs of any such realization (including all amounts for which the Administrative Agent is required to be indemnified under the provisions hereof) shall be shared among the Lenders in accordance with this Agreement.
8.12Québec Security.
For the purposes of the grant of security under the laws of the Province of Quebec which may now or in the future be required to be provided by any Credit Party, the Administrative Agent is hereby irrevocably authorized and appointed by each of the Lenders hereto to act as hypothecary representative (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders (in such capacity, the “Hypothecary Representative”) in order to hold any hypothec granted under the laws of the Province of Quebec and to exercise such rights and duties as are conferred upon the Hypothecary Representative under the relevant deed of hypothec and applicable Laws (with the power to delegate any such rights or duties). The execution prior to the date hereof by the Administrative Agent in its capacity as the Hypothecary Representative of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed. Any Person who becomes a Lender or successor Administrative Agent shall be deemed to have consented to and ratified the foregoing appointment of the Administrative Agent as the Hypothecary Representative on behalf of all Lenders, including such Person and any Affiliate of such Person designated above as a Lender. For greater certainty, the Administrative Agent, acting as the Hypothecary Representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis. In the event of the resignation of the Administrative Agent (which shall include its resignation as the Hypothecary Representative) and appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as the Hypothecary Representative, as contemplated above.
Article 9
MISCELLANEOUS
9.1Notices.
(1)Method and Contact Information. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.1(2)), all notices and other communications provided for herein shall be in writing and shall be sent by e-mail in each case to the addressee, as follows:
(i)if to the Borrower or any other Credit Party:
CRONOS GROWING COMPANY INC.
1876 Seacliff Drive, Kingsville, Ontario, N9Y 2N1
Attention:    Umberto Mucci and Mathew Walsh
E-mail:    bmucci@muccifarms.com and mwalsh@muccifarms.com

with a copy to:

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Miller Thomson LLP
40 King Street West,
Suite 5800
Toronto, ON M5H 3S1
Attention:    Jay Sernoskie
E-mail:    jsernoskie@millerthomson.com
Facsimile:    (416) 595-8695
(ii)if to the Administrative Agent:
PEACE NATURALS PROJECT INC.
Attention:    Legal Department
E-mail:    notices@thecronosgroup.com
Facsimile:    (416) 504-0004

with a copy to:

Blake, Cassels & Graydon LLP
199 Bay Street
Suite 4000, Commerce Court West
Toronto, ON M5L 1A9
Attention:    Simon Finch
Facsimile:    (416) 863-2653
E-mail:         simon.finch@blakes.com
(iii)if to any Lender, to it at its address, facsimile number or e-mail address set out opposite its name on Schedule 9.1 or in the Assignment Agreement by which it becomes a Lender.
(2)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communication to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(3)Change of Address; When Notice Deemed Given. Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto in the manner provided in Section 9.1. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
(4)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to

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have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (5) below, shall be effective as provided in said paragraph (5).
(5)Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
9.2Waivers; Amendments.
(1)Waiver. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.2(2), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(2)Amendments. Neither this Agreement nor any other Security Document (or any provision hereof or thereof) may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders (and for greater certainty, any such waiver, amendment or modification shall not require any consent or other agreement of any Credit Party other than the Borrower, notwithstanding that any such Credit Party may be a party to this Agreement or any other Loan Document); provided that no such agreement shall:
(a)increase the amount of any Commitment of any Lender;
(b)extend the expiry date of any Commitment of any Lender;
(c)reduce the principal amount of any Loan or reduce the rate of interest or any fee applicable to any Loan;
(d)postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable in respect thereof, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment (it being understood that modifications to, or waivers of, the mandatory prepayment provisions of Section 2.9(1) do not fall within this clause (d));

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(e)change Section 2.14 in a manner that would alter the sharing of payments required thereby;
(f)change any of the provisions of Section 9.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;
(g)waive any Event of Default under Section 7.1(1)(g), (h), or (i) (it being understood that any other Event of Default may be waived by the Required Lenders, notwithstanding that the Loans would otherwise bear a default rate of interest and be capable of falling due and payable); or
(h)release any Credit Party from any material obligations under the Security Documents and other instruments contemplated by this Agreement, release or discharge any of the Liens arising under the Security Documents, permit the creation of any Liens (other than Permitted Liens) on any of the assets subject to the Liens arising under the Security Documents, waive or forgo the delivery any Security Document required hereunder, lower the priority of any Lien arising under any of the Security Documents, or lower the priority of any payment obligation of any Credit Party under any of the Loan Documents, in each case without the prior written consent of each Lender, or in the case of the matters referred to in Section 9.2(2)(a), (b), (c), (d) and (e), without the prior written consent of each Lender directly affected thereby, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent. For greater certainty, the Administrative Agent may release and discharge the Liens constituted by the Security Documents or a Guarantor from the Borrower Guarantee to the extent necessary to enable a Credit Party to complete any Asset Disposition which is not prohibited by this Agreement or the other Loan Documents. The Administrative Agent may also subordinate the Liens constituted by the Security Documents to any Lien permitted by Section 6.1(2).
(3)Notwithstanding Section 9.2(2), if the Administrative Agent and the Borrower, acting together, identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
9.3Expenses; Indemnity; Damage Waiver.
(1)Expenses. The Borrower shall pay (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and all applicable Taxes, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents, (b) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and applicable Taxes, in connection with any amendments, modifications or waivers of the provisions hereof or of any of the other Loan Documents, (whether or not the transactions contemplated hereby or thereby shall be consummated), and (c) all out-of-pocket expenses incurred by

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the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender and all applicable Taxes, in connection with the assessment, enforcement or protection of their rights in connection with this Agreement, including its rights under Section 9.3, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(2)Indemnity. The Borrower shall indemnify each Secured Party, as well as each Related Party and each assignee of any of the foregoing Persons (each such Person and each such assignee being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, cost recovery actions, damages, expenses and liabilities of whatsoever nature or kind and all reasonable out-of-pocket expenses and all applicable Taxes (other than Excluded Taxes) to which any Indemnitee may become subject arising out of or in connection with (a) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder, and the consummation of the Transactions or any other transactions thereunder, (b) any Loan, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party, or any Environmental Liability related in any way to a Credit Party, (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, (e) any other aspect of this Agreement and the other Loan Documents (including any misrepresentation made thereunder), or (f) the enforcement of any Indemnitee’s rights hereunder and any related assessment, investigation, defence, preparation of defence, litigation and enquiries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence (it being acknowledged that ordinary negligence does not necessarily constitute gross negligence) or wilful misconduct of such Indemnitee.
(3)Lender Responsibility for Unpaid Expenses and Indemnity. To the extent that the Borrower fails to pay any amount required to be paid under Sections 9.3(1) or (2), each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, in its capacity as such.
(4)Inspections for Administration. Any inspection of any property of any Credit Party made by or through the Administrative Agent or any Lender shall be for purposes of administration of the Term Credit only, and no Credit Party shall be entitled to rely upon the same (whether or not such inspections are at the expense of the Borrower).
(5)No Representation. By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders.
(6)Relationship Between Parties. The relationship between the Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders. Neither the Administrative Agent nor the Lenders shall under any circumstances be construed to

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be partners or joint venturers of the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders shall under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with the Borrower or its Affiliates, or to owe any fiduciary duty to the Borrower or its Affiliates. Neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to the Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform the Borrower or its Affiliates of any matter in connection with their property or the operations of the Borrower or its Affiliates. The Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters shall be solely for the protection of the Administrative Agent and the Lenders, and neither the Borrower nor any other Person shall be entitled to rely thereon.
(7)Limitation of Liability. The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Credit Party or its Affiliates, and the Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set out in Section 9.3(2) from any such loss, damage, liability or claim.
(8)Waiver. To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet).
(9)Payment of Expenses and Indemnity. All amounts due under Section 9.3 shall be payable not later than three Business Days after written demand therefor.
9.4Successors and Assigns.
(1)Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(2)Assignment by Lenders. Any Lender may assign to one or more assignees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignee) all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitments and the Loans at the time owing to it); provided that:
(a)     except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of the entire remaining amount of the assigning Lender’s Commitments, the amount of the Commitments of the assigning Lender subject to each such assignment (determined as of the date on which the Assignment and Assumption relating to such assignment is

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delivered to the Administrative Agent) shall not be less than Cdn.$1,000,000 and any amount held by each Lender after each such assignment shall not be less than Cdn.$1,000,000, in each case unless each of the Borrower and the Administrative Agent otherwise consent in writing,
(b)     each partial assignment in respect of a Commitment and the related Loans shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement in respect of such Commitment and the related Loans,
(c)     the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with (except in the case of an assignment to a Lender or a Lender Affiliate) a processing and recordation fee of Cdn.$5,000, payable by the assigning Lender,
(d)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire,
(e)     no assignment may be made to a Defaulting Lender, and
(f)     no assignment may be made to a Prohibited Assignee without the prior written consent of the Borrower provided that no such consent shall be required if a Default or Event of Default has occurred and is continuing.
The Administrative Agent shall provide the Borrower and each Lender with written notice of any change in (or new) address of a Lender disclosed in an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to Section 9.4(4), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have all of the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, and 2.13 and 9.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.4(5).
(3)Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Toronto, Ontario a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

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(4)Acceptance and Recording of Assignments. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 9.4(2) and any written consent to such assignment required by Section 9.4(2), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.4(4).
(5)Participations. Any Lender may, without notice to the Borrower or the consent of the Borrower or the Administrative Agent, sell participations to one or more Persons (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that (d) such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender shall not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(2) that affects such Participant, and (e) the Participant shall agree to maintain the confidentiality of Information (as defined in Section 9.16) on terms and conditions substantively similar to those contained in Section 9.16. Subject to Section 9.4(6), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 9.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.4(2). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 9.11 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.14(4) as though it were a Lender.
(6)Rights of Participant. A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12, 2.13 and 9.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.
(7)Lender Pledge of Security. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(8)Borrower’s Obligations. Any assignment or grant of a participation pursuant to Section 9.4 shall constitute neither a repayment by the Borrower to the assigning or granting Lender of any Loan included therein, nor a new advance of any such Loan to the Borrower by such Lender or by the assignee or Participant, as the case may be. The parties acknowledge that the Borrower’s obligations hereunder with respect to any such Loans shall continue and shall not constitute new obligations as a result of such assignment or participation.

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9.5Anti-Money Laundering Legislation.
(1)Information. The Borrower acknowledges that, pursuant to AML Legislation, the Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Borrower, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Borrower, and the transactions contemplated hereby. The Borrower shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.
(2)Role of Agent. If the Administrative Agent has ascertained the identity of the Borrower or any authorized signatories of the Borrower for the purposes of applicable AML Legislation, then the Administrative Agent:
(a)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of applicable AML Legislation; and
(b)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.
Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Borrower or any authorized signatories of the Borrower on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrower or any such authorized signatory in doing so.
9.6Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
9.7Survival.
All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. Sections 2.11, 2.12, 2.13, 9.3 and Article 8 shall survive and remain in full force and effect, regardless of the consummation of the Transactions, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
9.8Counterparts.
(1)This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed or other electronic form and the parties adopt any signatures received by a receiving fax machine or via e-mail as original signatures of the parties; provided, however, that any Party providing its signature in such manner shall promptly forward to the other parties an original of the signed copy of this Agreement which was so faxed or e-mailed.
(2)Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.
9.9Entire Agreement.
This Agreement (together with the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent), constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or in such other applicable agreements.

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9.10Severability.
Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
9.11Right of Set Off.
If an Event of Default shall have occurred and be continuing, each Secured Party is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Secured Party to or for the credit or the account of any Credit Party against any of and all of the obligations of the Credit Parties now or hereafter existing under the Loan Documents held by such Secured Party, irrespective of whether or not such Secured Party shall have made any demand under any Loan Document and although such obligations may be unmatured and regardless of the currency of the deposit; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender shall notify the Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.11. The rights of each Secured Party under this Section 9.11 are in addition to other rights and remedies (including other rights of set off) which such Secured Party may have.
9.12Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.
9.13Attornment.
Each party hereto agrees (a) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court, (b) that it irrevocably waives any right to, and shall not, oppose any such Ontario action or proceeding on any jurisdictional basis, including forum non conveniens, and (c) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section 9.13.
9.14Service of Process.
Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

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9.15WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.15.
9.16Confidentiality; Press Releases and Public Announcements.
Each of the Administrative Agent and each Lender shall maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates, Lender Affiliates (in the case of a Lender) directors, officers, employees, agents and advisors, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any rating agency, credit bureau, regulatory authority or other Governmental Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under any Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement, (g) to their auditors in connection with any audit, (h) with the consent of the Borrower, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.16, or (ii) becomes available to the Administrative Agent, or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section 9.16, “Information” means all information received from any Credit Party relating to any Credit Party, any of their subsidiaries or Affiliates, or their respective business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by such Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified as confidential in writing at the time of delivery. Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, the Borrower agrees that it will not issue any press release or make any other kind of public announcement, or consent to the issuance of any press release or the making of any other kind of public announcement, regarding this Agreement and the terms contained herein unless the text of any such release or announcement, and the time and manner in which such release or announcement is made, has been approved by the Administrative Agent, except to the extent required by applicable Law (in which case the Borrower shall make all commercially reasonable efforts to provide advance notice of such release or announcement to the Administrative Agent and consult with the Administrative Agent as to the content thereof). The Borrower authorizes the Administrative Agent, following the initial advance hereunder and at the Lender’s expense, to announce and use for marketing purposes the establishment of the Commitments, provided that the Borrower shall

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be provided an opportunity to review and approve the announcement before it is made. Blake, Cassels & Graydon LLP may inform league table services, such as Thomson Reuters and Bloomberg, and make mention in its promotional publications and the media generally of its representation of the Lender with respect to the Transactions.
9.17No Strict Construction.
The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provisions of this Agreement.
9.18Release of Security.
Upon the written request of, and at the expense of, the Borrower, the Administrative Agent will release and discharge the Liens constituted by the Security Documents to the extent necessary to enable a Credit Party to complete any asset disposition which is not prohibited by this Agreement or the other Loan Documents.
9.19Paramountcy.
In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any other Loan Document then, notwithstanding anything contained in such other Loan Document, the provisions contained in this Agreement shall prevail to the extent of such conflict or inconsistency and the provisions of such other Loan Document shall be deemed to be amended to the extent necessary to eliminate such conflict or inconsistency, it being understood that the purpose of the other Loan Documents is to add to, and not detract from, the rights granted to the Administrative Agent (for its own benefit and the benefit of the other Secured Parties) under this Agreement. If any act or omission of any or all Credit Parties is expressly permitted under this Agreement but is expressly prohibited under any other Loan Document, such act or omission shall be permitted. If any act or omission is expressly prohibited under any other Loan Document, but this Agreement does not expressly permit such act or omission, or if any act is expressly required to be performed under any other Loan Document but this Agreement does not expressly relieve any or all Credit Parties from such performance, such circumstance shall not constitute a conflict or inconsistency between the applicable provisions of such other Loan Document and the provisions of the Credit Agreement.
9.20LIMITATION OF LIABILITY.
NO CLAIM MAY BE MADE BY ANY CREDIT PARTY, ANY SECURED PARTY OR ANY OTHER PERSON AGAINST ANY INDEMNITEE ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS RESULT OF, ANY LOAN DOCUMENT, THE TRANSACTIONS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH CREDIT PARTY AND SECURED PARTY HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL SUCH CLAIMS, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOUR

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
[signatures on the next following pages]

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CRONOS GROWING COMPANY INC., as Borrower
By:	/s/ Umberto Mucci
Name:
Title:

By:	/s/ Charles Mathew Walsh
Name:
Title:

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PEACE NATURALS PROJECT INC., as Administrative Agent
By:	/s/ Jeffrey Jacobson
Name: Jeffrey Jacobson
Title: General Manager

Signature Page	Amended and Restated Credit Agreement Cronos Growing Company Inc.

PEACE NATURALS PROJECT INC., as Lender
By:	/s/ Jeffrey Jacobson
Name: Jeffrey Jacobson
Title: General Manager

Signature Page	Amended and Restated Credit Agreement Cronos Growing Company Inc.